Exhibit 10.1

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

among

THOR INDUSTRIES, INC.

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of February 1, 2019

BARCLAYS BANK PLC, as Syndication Agent

BANK OF MONTREAL, U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agents, and

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

BMO CAPITAL MARKETS CORP.,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	43
1.3	Conversion of Foreign Currencies	43
1.4	Interest Rates; LIBOR Notification	44
1.5	Compliance with Anti-Boycott Laws	44

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	45

2.1	Commitments	45
2.2	Procedure for Term Loan Borrowing	45
2.3	Repayment of Term Loans	45
2.4	[Reserved]	46
2.5	[Reserved]	46
2.6	[Reserved]	46
2.7	[Reserved]	46
2.8	Fees, etc	46
2.9	[Reserved]	46
2.10	Optional Prepayments	46
2.11	Mandatory Prepayments and Commitment Reductions	46
2.12	Conversion and Continuation Options	48
2.13	Limitations on Eurocurrency Tranches	49
2.14	Interest Rates and Payment Dates	49
2.15	Computation of Interest and Fees	49
2.16	Inability to Determine Interest Rate	50
2.17	Pro Rata Treatment and Payments	51
2.18	Requirements of Law	53
2.19	Taxes	54
2.20	Indemnity	57
2.21	Change of Lending Office	58
2.22	Replacement of Lenders	58
2.23	[Reserved]	58
2.24	Incremental Facilities	58
2.25	Loan Purchases	60
2.26	Loan Modification Offers	61
2.27	Refinancing Facilities	63

SECTION 3.	[RESERVED]	64

SECTION 4.	REPRESENTATIONS AND WARRANTIES	64

4.1	Financial Condition	64
4.2	No Change	65
4.3	Existence; Compliance with Law	65
4.4	Power; Authorization; Enforceable Obligations	65
4.5	No Legal Bar	66
4.6	Litigation	66
4.7	No Default	66
4.8	Ownership of Property; Liens	66
4.9	Intellectual Property	66
4.10	Taxes	67

i

4.11	Federal Regulations	67
4.12	Labor Matters	67
4.13	ERISA	67
4.14	Investment Company Act; Other Regulations	68
4.15	Subsidiaries; Capital Stock	68
4.16	Use of Proceeds	68
4.17	Environmental Matters	68
4.18	Accuracy of Information, etc	69
4.19	Security Documents	70
4.20	Solvency	70
4.21	Senior Indebtedness	70
4.22	Flood Laws	70
4.23	Certain Documents	70
4.24	Anti-Corruption Laws, Anti-Money Laundering and Sanctions	70
4.25	EEA Financial Institutions	71
4.26	Plan Assets; Prohibited Transactions	71

SECTION 5.	CONDITIONS PRECEDENT	71

5.1	Conditions to Initial Extension of Credit	71
5.2	Conditions to Each Extension of Credit	75

SECTION 6.	AFFIRMATIVE COVENANTS	76

6.1	Financial Statements	76
6.2	Certificates; Other Information	77
6.3	Payment of Obligations	78
6.4	Maintenance of Existence; Compliance	78
6.5	Maintenance of Property; Insurance	78
6.6	Inspection of Property; Books and Records; Discussions	79
6.7	Notices	79
6.8	Environmental Laws	80
6.9	Additional Loan Parties	80
6.10	Additional Collateral, etc.	81
6.11	Designation of Subsidiaries	81
6.12	Maintenance of Ratings	82
6.13	Post-Closing Covenants	82
6.14	Control Agreements	82

SECTION 7.	NEGATIVE COVENANTS	82

7.1	[Reserved]	82
7.2	Indebtedness	82
7.3	Liens	86
7.4	Fundamental Changes	89
7.5	Disposition of Property	90
7.6	Restricted Payments	92
7.7	Investments	93
7.8	Optional Payments and Modifications of Certain Debt Instruments	96
7.9	Transactions with Affiliates	97
7.10	Sales and Leasebacks	98
7.11	Swap Agreements	98
7.12	Changes in Fiscal Periods	98
7.13	Negative Pledge Clauses	98

7.14	Clauses Restricting Subsidiary Distributions	99
7.15	Lines of Business	99
7.16	Amendments to Acquisition Documents	99
7.17	Use of Proceeds	99
7.18	Repayment	100

SECTION 8.	EVENTS OF DEFAULT	100

SECTION 9.	THE AGENTS	102

9.1	Appointment	102
9.2	Delegation of Duties	103
9.3	Exculpatory Provisions	103
9.4	Reliance by Administrative Agent	103
9.5	Notice of Default	103
9.6	Non-Reliance on Agents and Other Lenders	104
9.7	Indemnification	104
9.8	Agent in Its Individual Capacity	105
9.9	Successor Administrative Agent	105
9.10	Arranger, Syndication Agent and Documentation Agents	105
9.11	Credit Bidding	105
9.12	Certain ERISA Matters	106
9.13	Flood Laws	107
9.14	Release from any Restrictions on Representing Several Persons and Self-Dealing	107

SECTION 10.	MISCELLANEOUS	108

10.1	Amendments and Waivers	108
10.2	Notices	109
10.3	No Waiver; Cumulative Remedies	110
10.4	Survival of Representations and Warranties	111
10.5	Payment of Expenses and Taxes	111
10.6	Successors and Assigns; Participations and Assignments	112
10.7	Adjustments; Set-off	116
10.8	Counterparts	117
10.9	Severability	117
10.10	Integration	117
10.11	GOVERNING LAW	117
10.12	Submission To Jurisdiction; Waivers	117
10.13	Acknowledgements	118
10.14	Releases of Guarantees and Liens	118
10.15	Confidentiality	119
10.16	WAIVERS OF JURY TRIAL	120
10.17	USA Patriot Act	120
10.18	Intercreditor Agreement	120
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	121

SCHEDULES:

1.1A	Initial Term Commitments
1.1B	Mortgaged Property
1.1C	Consolidated EBITDA
4.1(d)	Contingent Liabilities
4.4(b)	Consents; Authorizations
4.13	Pension Plans
4.15	Subsidiaries; Capital Stock
4.19(a)	Filing Jurisdictions
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(l)	Scheduled Dispositions
7.7(k)	Existing Investments

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Security Agreement
C	Form of Borrowing Request
D	Form of Interest Election Request
E	Form of Compliance Certificate
F	Form of Closing Certificate
G	Form of Assignment and Assumption
H	Form of U.S. Tax Compliance Certificate
I-1	Form of Incremental Term Loan Activation Notice
I-2	Form of New Lender Supplement
J	Auction Procedures
K	Form of Intercreditor Agreement
L	Form of Solvency Certificate

TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of February 1, 2019, among Thor Industries, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent.

The parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1      Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABL Administrative Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the ABL Loan Documents, and its successors and assigns.

“ABL Commitments” means the “Commitments” as defined in the ABL Credit Agreement.

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of the Closing Date, among the Borrower, the lenders and agents party thereto and the ABL Administrative Agent.

“ABL Loan Documents” means collectively (a) the ABL Credit Agreement, (b) the ABL Security Documents, (c) the Intercreditor Agreement, (d) any promissory note evidencing loans under the ABL Credit Agreement and (e) any amendment, waiver, supplement or other modification to any of the documents described in clauses (a) through (d).

“ABL Loans” means loans outstanding under the ABL Credit Agreement.

“ABL Obligations Payment Date” has the meaning set forth in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABL Representative” has the meaning set forth in the Intercreditor Agreement.

“ABL Security Documents” means the collective reference to the Security Documents (as defined in the ABL Credit Agreement), the Mortgages (as defined in the ABL Credit Agreement) and all other security documents delivered to the ABL Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any ABL Loan Document.

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“Accepting Lenders” has the meaning set forth in Section 2.26(a).

“Acquisition” means the acquisition by the Borrower, directly or indirectly, of 100% of the Capital Stock of the Target.

“Acquisition Agreement” means the Sale and Purchase Agreement, dated as of September 18, 2018, among Gertraud Hymer, Carolin Hachenberg, Christian Hymer, as sellers (collectively, the “Sellers”), Tyr Holdings LLC & Co. KG, as buyer, and the Borrower.

“Acquisition Documentation” means collectively, (i) the Acquisition Agreement and all schedules, exhibits and annexes thereto and (ii) all side letters and agreements affecting the terms thereof that are material to the interests of the Lenders.

“Acquisition Signing Date” means September 18, 2018.

“Additional Permitted Amount” has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) in the case of Loans denominated in Dollars, the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate and (b) in the case of Loans denominated in Euros, the EURIBOR Screen Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent and collateral agent for the Lenders hereunder. References to the “Administrative Agent” shall include J.P. Morgan Europe Limited (including but not limited to administrative matters pertaining to the Initial Euro Term Loans) and any other branch or affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. in accordance with this Agreement for the purpose of performing its obligations in such capacity.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” means the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Rate” means, for any day and for any currency, the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions, reflecting the cost to the Lenders of obtaining funds, plus (b) the Applicable Margin for Eurocurrency Loans. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Rate.

“Anti-Boycott-Provisions” has the meaning set forth in Section 1.5.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or its Subsidiaries is located or doing business that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means (a) with respect to Initial USD Term Loans constituting ABR Loans, 2.75% per annum, (b) with respect to Initial USD Term Loans constituting Eurocurrency Loans, 3.75% per annum; and (c) with respect to Initial Euro Term Loans constituting Eurocurrency Loans, 4.00% per annum.

(b)      for Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Term Loan Activation Notice.

“Applicable Reference Period” means as at any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended October 31, 2018).

“Approved Fund” has the meaning set forth in Section 10.6(b).

“Arranger” means each Joint Lead Arranger and Joint Bookrunner identified on the cover page of this Agreement.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m) or (p) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $35,000,000, individually, or $50,000,000, in the aggregate for each fiscal year of the Borrower.

“Assignee” has the meaning set forth in Section 10.6(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit G, or such other form as the Administrative Agent may approve.

“Attributable Indebtedness” means in respect of any sale and leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Auction Manager” has the meaning set forth in Section 2.25.

“Auction Notice” means an auction notice given by the Borrower in accordance with the Auction Procedures with respect to an Auction Purchase Offer.

“Auction Procedures” means the auction procedures with respect to Auction Purchase Offers set forth in Exhibit I hereto.

“Auction Purchase Offer” means an offer by the Borrower to purchase Term Loans of one or more Facilities pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.25.

“Available Amount” means at any time, the excess if any, of:

(a)      the sum (without duplication) of:

(i)      $112,500,000,

(ii)      an amount equal to 50% of Cumulative Consolidated Net Income;

(iii)      the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Borrower (other than any such issuance to a Group Member);

(iv)      the Net Cash Proceeds of Indebtedness and Disqualified Capital Stock of the Borrower, in each case incurred or issued after the Closing Date, which have been exchanged or converted into Qualified Capital Stock;

(v)      the Net Cash Proceeds of Dispositions of Investments made using the Available Amount on or after the Closing Date; provided that such Net Cash Proceeds added pursuant to this clause (v) shall be no greater than the portion of the Available Amount used to make such Investment;

(vi)      to the extent not already included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash or Cash Equivalents on Investments made using the Available Amount on or after the Closing Date; provided that such Net Cash Proceeds added pursuant to this clause (vi) shall be no greater than the portion of the Available Amount used to make such Investment;

(vii)      the Investments made on or after the Closing Date using the Available Amount of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged, consolidated, amalgamated or Divided into the Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary purchased with Investments made on or after the Closing Date using the Available Amount that have been transferred (other than for value) to the Borrower or any of its Restricted Subsidiaries;

(viii)      the Net Cash Proceeds of Dispositions of Unrestricted Subsidiaries and Joint Ventures in an amount not to exceed the portion of the Available Amount used to make Investments therein;

(ix)      the aggregate amount received after the Closing Date by the Borrower or any Restricted Subsidiary in cash from any dividend or other distribution by a Joint Venture (except to the extent increasing Consolidated Net Income); provided that such amounts received from a Joint Venture and added pursuant to this clause (ix) shall be no greater than the portion of the Available Amount used to make the Investment in such Joint Venture; and

(x)      the aggregate amount of the Declined Amounts (calculated from the Closing Date); minus

(b)      the sum of all Restricted Payments made on or after the Closing Date and prior to such time in reliance on Section 7.6(g), plus all Investments made on or after the Closing Date, prior to such time in reliance on Section 7.7(r), plus all Restricted Debt Payments made on after the Closing Date and prior to such time in reliance on Section 7.8(a)(v), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Restricted Payment, Investment or Restricted Debt Payment.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States (or any other applicable jurisdiction) or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Plan” means a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Basel III” means:

(a)      the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and

“Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)      the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)      any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Base Incremental Amount” means as of any date, an amount equal to (a) $650,000,000 less (b) the aggregate principal amount of Incremental Term Loans established prior to such date in reliance on the Base Incremental Amount, less (c) the aggregate principal amount of Incremental Equivalent Debt established prior to such date in reliance on the Base Incremental Amount.

“Benefitted Lender” has the meaning set forth in Section 10.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” means a request by the Borrower for Term Loans in accordance with Section 2.2, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Business” has the meaning set forth in Section 4.17(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans having an interest rate determined by reference to the Adjusted LIBO Rate, such day is also a day for trading by and between banks in Dollar and Euro deposits in the interbank eurodollar market and (ii) with respect to any transaction in Euros (including notices with respect thereto), such date is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shares platform and which was launched on 19 November 2007 (TARGET 2) is open.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided further that all leases of any Person that were or would have been characterized as operating leases in accordance with GAAP immediately prior to July 31, 2018 (whether or not such operating leases were in effect on such date) shall be accounted for as operating leases (and not as capital leases) for purposes of this Agreement if any change in GAAP following such date would otherwise require such leases to be re-characterized as capital leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services LLC (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) in the case of Investments by a Restricted Subsidiary that is a Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“CFC” means each Person that is a “controlled foreign corporation” for purposes of the Code.

“CFC Subsidiary” means any Subsidiary that is (a) a CFC, (b) a Domestic Subsidiary (including any Person classified as a partnership or disregarded entity, in each case for US federal income tax purposes owned by such Domestic Subsidiary) substantially all of the assets of which consist of Capital Stock or Indebtedness of one or more CFCs, or (c) owned directly or indirectly by a CFC (including any Person classified as a partnership or disregarded entity, in each case for US federal income tax purposes owned by such CFC).

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock of the Borrower (other than the acquisition by the Sellers in connection with the Equity Contribution) representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of the Borrower; (b) persons who were (i) directors of the Borrower on the Closing Date, (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors who were directors of the Borrower on the Closing Date or were nominated or approved as provided in clause (ii) above ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower; or (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness (other than Continuing External Debt) of the Borrower or any of its Restricted Subsidiaries.

“Closing Date” means the date on which the conditions precedent to the effectiveness set forth in Section 5.1 are satisfied, which date was February 1, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” means, with respect to each Lender, the Initial USD Term Loan Commitment and the Initial Euro Term Loan Commitment of such Lender.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit E.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated October 2018.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Taxes” means for any period, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of all income and similar Taxes, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets” means at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be reflected in “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be reflected in “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of ABL Loans to the extent otherwise included therein.

“Consolidated EBITDA” means for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a) income tax expense,

(b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and the ABL Loans),

(c) depreciation and amortization expense,

(d) non-cash charges, losses, expenses or impairments, including stock-based compensation and LIFO reserves established during such period from time to time (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period),

(e) any extraordinary, unusual or non-recurring expenses or losses (including losses on sale of equipment or businesses outside of the ordinary course of business),

(f) any fees, charges, costs or expenses incurred during such period in connection with any Investment (including any Permitted Acquisition), Disposition, issuance of Indebtedness or Capital Stock, or amendment, modification, repayment or refinancing of any debt instrument, in each case permitted under this Agreement, including (i) any such transactions undertaken but not completed and any transactions consummated prior to the Closing Date and (ii) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees (collectively, “Advisory Fees”),

(g) any fees and expenses incurred in connection with the Transactions, including Advisory Fees and (solely for purposes of this clause (g)) cash charges in respect of strategic market reviews, stay or sign-on bonuses, integration-related bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management,

(h) restructuring and similar charges, accruals, reserves, severance, relocation costs, integration and facilities opening costs and other business optimization expenses (including in connection with revenue synergies), signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans,

(i) the amount of pro forma “run-rate” cost savings, operating expense reductions and synergies actually implemented by the Borrower or related to a Permitted Acquisition projected to be realized as a result of actions taken or are expected to be taken, in each case, that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized as a result of Permitted Acquisitions, Dispositions permitted under Section 7.5, cost savings or business optimization initiatives or other similar transactions or initiatives taken on or after the Closing Date, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of the relevant

Reference Period), net of the amount of actual benefits realized in respect thereof; provided that (i) actions in respect of such cost-savings, operating expense reductions, and synergies have been, or will be, taken within 18 months of the applicable Initiative, (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than six full fiscal quarters after the applicable Initiative, (iv) the Borrower must deliver to the Administrative Agent (A) a certificate of a Responsible Officer setting forth such estimated cost-savings, operating expense reductions, operating improvements and synergies and (B) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions and synergies and (v) with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (i) shall not exceed 25% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (i)),

(j) non-recurring cash expenses recognized for restructuring costs, information technology and other integration costs and business optimization expenses in connection with any Initiative,

(k) net unrealized losses on Swap Agreements, and

minus,

(a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business),

(ii) income tax credits (to the extent not netted from income tax expense),

(iii) net unrealized gains on Swap Agreements and

(iv) any other non-cash income (including gains on the sale of equipment or businesses and LIFO reserves terminated during such period from time to time) other than normal accruals in the ordinary course of business for non-cash income that represents an accrual for cash income in a future period and

(b) any cash payments made during such period in respect of items described in clause (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio or Four Quarter EBITDA, (i) if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. Notwithstanding the foregoing, but subject to the immediately preceding sentence and any adjustments made pursuant to a calculation made on a “Pro Forma Basis”, Consolidated EBITDA for each of the fiscal quarters ended January 31, 2018, April 30, 2018, July 31, 2018 and October 31, 2018 shall be deemed to be the respective amounts set forth of Schedule 1.1C.

“Consolidated Leverage Ratio” means as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Total Debt on such day less (ii) the aggregate Unrestricted Cash on such day to (b) Consolidated EBITDA for such Reference Period.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the cumulative effect of a change in accounting principles, (b) the net after tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards), (c) the net after tax effect of gains, losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any equity interests of any person other than in the ordinary course of business, as determined in good faith by a Responsible Officer of the Borrower, (d) the net after tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations, (e) the net after tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, hedge agreements or other derivative instruments (including deferred financing expenses written off and premiums paid), (f) the net income (or loss) for such period of any Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Borrower or any Restricted Subsidiary in respect of such period in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents), (g) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting, as the case may be, in connection with the Transactions, any Acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes, (h) impairment and amortization charges, asset write offs and write downs (but excluding any write offs or write downs of inventory), including impairment and amortization charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, (i) non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, restricted stock units, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions, (j) (i) charges and expenses pursuant to any management equity plan, long term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of equity interests held by management of the Borrower or any Restricted Subsidiary, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of equity interests (other than Disqualified Capital Stock) of the Borrower, (k) any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations (but only for so long as such loss, charge or expense remains a non-cash contingent obligation), (l) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 365 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption, (m) (i) non-cash or unrealized gains or losses in respect of obligations under hedge agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under hedge agreements, and (ii) gains or losses resulting from unrealized currency translation gains or losses related to currency re-measurements of Indebtedness (including gains or losses resulting from (x) hedge agreements for currency exchange risk and (y) intercompany Indebtedness), (n) non-cash interest and similar charges or expenses on defined benefit, defined contribution or other pension plans, (o) any expenses or charges to the extent paid by a third party that is not a Restricted Subsidiary on behalf of the Borrower or a Restricted Subsidiary (and not required to be reimbursed), and any gain resulting from such payment, (p) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Loan Documents, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period), (q) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 712 and 715, Statement on Financial Accounting Standards Nos. 87, 106 and 112, as applicable, and any other items of a similar nature, (r) non-recurring charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees and any or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, consolidation, amalgamation, Division, Investment, recapitalization, Disposition, incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including in connection with the Transactions and any such transaction consummated prior to the Closing Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger, consolidation, amalgamation or Division expenses) incurred as a result of any such transaction and (s) losses, charges and expenses relating to the Transactions paid within the six months after the Closing Date (including, without limitation, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out of pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication).

“Consolidated Secured Debt” means at any date, Consolidated Total Debt at such date that is secured by a Lien on any property of any Group Member.

“Consolidated Secured Leverage Ratio” means as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Secured Debt on such day less (ii) the aggregate Unrestricted Cash on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets” means at any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which a balance sheet is available, determined in accordance with GAAP (and, in the case of any determination related to the incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” means at any date (without duplication), all Capital Lease Obligations, purchase money Indebtedness, Indebtedness for borrowed money and letters of credit (but only to the extent drawn and not reimbursed), in each case of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing External Debt” means Indebtedness of Target and its Subsidiaries that by its terms cannot be prepaid without the consent of the lender(s) thereof and which remains outstanding on the Closing Date.

“Consolidated Working Capital” means, as of any date, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets at such date minus Consolidated Current Liabilities at such date; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current; (b) the effects of purchase accounting; (c) any changes in fair value of derivative instruments, to the extent those changes are excluded from Consolidated Net Income due to hedge accounting treatment of derivative instruments; or (d) any acquisitions permitted pursuant to the terms hereof, of an operating or geographical unit of a business or Persons by the Borrower or any of its Restricted Subsidiaries.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow”.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party” means the Administrative Agent or any other Lender and, for the purposes of Section 10.13 only, any other Agent and any Arranger.

“Cumulative Consolidated Net Income” means at any date of determination, an amount (which may not be less than zero) equal to the aggregate cumulative sum of Consolidated Net Income for each fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or (b), as applicable, beginning with the first fiscal quarter after the Closing Date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount” has the meaning set forth in Section 2.11(e).

“Default” means any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deposit Account” has the meaning set forth in the Uniform Commercial Code of the State of New York.

“Deposit Account Control Agreement” means individually and collectively, each “Deposit Account Control Agreement” referred to in the US Security Agreement.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (in one transaction or in a series of transfers and whether effected pursuant to a Division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)      matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b)      is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c)      is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the Closing Date, the Closing Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means (a) any Person that was specifically identified by the Borrower to the Administrative Agent in writing by name prior to the Closing Date, (b) any entity that is a competitor of the Borrower, the Target or any of their respective Subsidiaries (each, a “Competitor”), in each case that has been specified by the Borrower in writing to the Administrative Agent on or after the Closing Date, and (c) any Affiliate of any Person described in the foregoing clauses (a) or (b) that is either (i) clearly identifiable solely on the basis of the similarity of its name as an Affiliate of such Person(s) and is not a bona fide debt investment fund or (ii) identified as an Affiliate in writing after the date hereof in a written supplement to the Disqualified Lenders List and is not a bona fide debt investment fund; provided that notwithstanding anything herein to the contrary, (i) any person that is a Lender and subsequently becomes a Disqualified Lender will be deemed to not be a Disqualified Lender hereunder, (ii) “Disqualified Lender” shall exclude any Person identified by the Borrower as no longer being a “Disqualified Lender” by written notice to the Administrative Agent, and (iii) in no event shall the designation of any Person as a Disqualified Lender apply (x) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time) (the “Designation Effective Date”), or (y) retroactively to disqualify any Person that, prior to the Designation Effective Date, has (1) acquired an assignment or participation interest under this Agreement, (2) entered into a trade to acquire an assignment or participation interest under this Agreement or (3) become a Competitor before such entity is added to the list of Disqualified Lenders (the “Disqualified Lenders List”).

“Dividing LLC” has the meaning set forth in the definition of “Division”.

“Division” means that division of the assets and/or liabilities of an LLC (the “Dividing LLC”) among two or more LLCs (whether pursuant to a “plan of division” or similar arrangement) which may or may not include the Dividing LLC. The terms “Divide” and “Divided” shall have correlative meanings.

“Division Successor” means any LLC that, upon the consummation of a Division of a Dividing LLC, holds all or any portion of the assets or liabilities previously held by such Dividing LLC immediately prior to the consummation of such Division. A Dividing LLC which retains any of its assets or liabilities after a Division shall be a Division Successor upon the occurrence of such Division in respect of such assets and/or liabilities.

“Documentation Agents” means the Documentation Agents identified on the cover page of this Agreement.

“Documents” has the meaning set forth in the Uniform Commercial Code of the State of New York.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in another currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of Dollars with such currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Ice Data Services (“IDS”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of IDS chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage” means 75%; provided, that (a) the ECF Percentage shall be reduced to 50% if the Consolidated Secured Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, (b) the ECF Percentage shall be reduced to 25% if the Consolidated Secured Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 2.00 to 1.00 but greater than 1.75 to 1.00 and (c) the ECF Percentage shall be reduced to 0% if the Consolidated Secured Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 1.75 to 1.00.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person or (ii) except to the extent permitted under Sections 2.25 and 10.6(e), the Borrower, any Subsidiary or any other Affiliate of the Borrower; provided that solely for purposes of an assignment pursuant to Section 10.6(b), “Eligible Assignee” shall not include any Person that is a Disqualified Lender at the time of such assignment.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Contribution” means the direct or indirect issuance on the Closing Date of shares of common stock of the Company to the Sellers with a value equal to approximately 10% of the aggregate base purchase price under the Acquisition Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any entity, whether or not incorporated, that is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Group Member is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Group Member is a member; and (d) with respect to any Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA

Affiliate of the Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Group Member and with respect to liabilities arising after such period for which the Group Member could be liable under the Code or ERISA.

“ERISA Event” means (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any Group Member or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any Group Member or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission which could give rise to the imposition on any Group Member or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (p) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Group Member or any ERISA Affiliate in connection with any Plan; (q) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; or (r) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two Business Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Euro” or “€” means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.

“Eurocurrency” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Loans” means Loans the rate of interest applicable to which is based upon the Adjusted LIBO Rate.

“Eurocurrency Tranche” means the collective reference to Eurocurrency Loans under a particular Facility relating to the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” means any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” means for any fiscal year of the Borrower, the excess, if any, of:

(a)      the sum, without duplication, of

(i)      Consolidated Net Income for such fiscal year,

(ii)      the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, but excluding (A) any such non-cash charges representing an accrual or reserve for potential cash items in any future period (it being understood if any such cash items do not materialize in such future period, they shall increase Excess Cash Flow in such period) and (B) amortization of a prepaid cash item that was paid in a prior period,

(iii)      decreases in Consolidated Working Capital for such fiscal year,

(iv)      net cash receipts in respect of Swap Agreements during such period to the extent not otherwise included in such Consolidated Net Income, and

(v)      the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over

(b)      the sum, without duplication, of

(i)      the amount of all non-cash income included in arriving at such Consolidated Net Income,

(ii)      the amount of any prepaid cash item deducted in part for such period, with the balance amortized over a subsequent period;

(iii)      the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of any issuance of Capital Stock of the Borrower),

(iv)      the aggregate amount of Restricted Payments made by the Borrower in cash during such fiscal year pursuant to Section 7.6(j) (excluding the principal amount of Indebtedness incurred in connection with such Restricted Payments and any Restricted Payments made with proceeds of any issuance of Capital Stock of the Borrower),

(v)      the aggregate amount of all prepayments of Funded Debt, including the principal component of payments in respect of Capital Lease Obligations (other than (A) the Term Loans and (B) any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereof) of the Borrower and its Restricted Subsidiaries made during such fiscal year (excluding any such prepayments financed with the Available Amount or the proceeds of any issuance of Capital Stock of the Borrower or the issuance of any Indebtedness),

(vi)      the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),

(vii)      increases in Consolidated Working Capital for such fiscal year,

(viii)      the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(ix)      to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes paid during such fiscal year,

(x)      to the extent not otherwise deducted from Consolidated Net Income, interest expense of the Borrower and its Restricted Subsidiaries for such year,

(xi)      the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries during such fiscal year to make Permitted Acquisitions and Investments permitted by Section 7.7(t) and Section 7.7(u) (excluding any such Permitted Acquisitions or other Investments financed with the proceeds of any Reinvestment Deferred Amount, the Available

Amount or the proceeds or any issuance of Capital Stock of the Borrower or the issuance of any Indebtedness), in each case, to the extent financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries,

(xii)      cash payments by the Borrower and its Restricted Subsidiaries during such period (A) in respect of the permanent reduction of long-term liabilities of the Borrower and its Restricted Subsidiaries (other than Indebtedness) or (B) in respect of pension contributions, pension true-up or settlement payments, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, in each case, to the extent financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries;

(xiii)      the aggregate amount of cash fees, costs and expenses in connection with any Permitted Acquisition or Disposition, and any cash payments of the purchase price in connection therewith and the fees, costs and expenses incurred in connection therewith, to the extent not expensed and not deducted in calculating Consolidated Net Income, in each case, to the extent financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries; and

(xiv)      the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, in each case, to the extent financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries;

(xv)      to the extent not already deducted in calculating Consolidated Net Income, cash losses, charges and expenses related to internal software development that are expenses but could have been capitalized under alternative accounting policies in accordance with IFRS, in each case, to the extent financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries.

(xvi)      cash expenditures in respect of Swap Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xvii)      without duplication of amounts deducted pursuant to clause (xx) below in prior fiscal years of the Borrower, (A) the amount of capital expenditures, including but not limited to the purchase of fixed assets, and (B) the aggregate amount of cash consideration paid by the Borrower and its Restricted Subsidiaries in connection with Investments (other than intercompany Investments, except for intercompany Investments in Unrestricted Subsidiaries and Joint Ventures or, to the extent non-attributable to the minority interest in non-wholly owned Restricted Subsidiaries) made pursuant to Section 7.7(g), (h), (k), (m), (r), (t), (u) or (v), during such period, in each case, to the extent financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries;

(xviii)      proceeds of any Asset Sale or Recovery Event to the extent otherwise included in the definition of Excess Cash Flow and to the extent the Borrower is in compliance with the applicable mandatory prepayment requirements set forth in Section 2.11;

(xix)       cash charges included in clauses (a) through (s) of the definition of “Consolidated Net Income”; and

(xx) without duplication of amounts deducted from Excess Cash Flow in prior periods and, at the option of the Borrower, the aggregate cash consideration (x) required to be paid by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions and Investments permitted by Sections 7.7(t) and (u) and (y) expected to be paid in connection with planned Capital Expenditures of the Borrower and its Restricted Subsidiaries (the “Planned Expenditures”), in each case during the period of four consecutive fiscal quarters of the Borrower following the end of the applicable fiscal year for which Excess Cash Flow is being calculated (except to the extent financed with the proceeds of Indebtedness, any Reinvestment Deferred Amount, the proceeds of any issuance of Capital Stock of the Borrower or utilizing the Available Amount); provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters.

“Excess Cash Flow Application Date” has the meaning set forth in Section 2.11(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (i) payroll accounts, fiduciary accounts, escrow accounts or other accounts that any Loan Party may hold in trust for others, (ii) zero balance accounts and (iii) other Deposit Accounts and Securities Accounts of the Loan Parties holding aggregate balances in an amount not to exceed the Dollar Equivalent of $10,000,000 for all such accounts at any one time.

“Excluded Assets” means (a) Excluded Accounts; (b) Excluded Dealer Assets; (c) assets subject to certificates of title, letter of credit rights other than “supporting obligations” as defined in the UCC and commercial tort claims other than claims with a Dollar Equivalent value less than $5,000,000, for which a claim has been filed in a court of competent jurisdiction, except to the extent that a security interest may be granted therein by the filing of a financing statement; (d) “margin stock” (within the meaning of Regulation U) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any Governmental Authority; (e) equity interests in any person other than the Guarantors to the extent such person is not a wholly-owned Subsidiary and such pledge is not permitted by the terms of such Subsidiary’s organizational or joint venture documents, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or any other anti-assignment provisions of any other applicable jurisdiction; (f) equity interests in Unrestricted Subsidiaries; (g) any lease, license, contract or other agreement or document or any property subject to a purchase money security interest or similar arrangement not prohibited by the Loan Documents to the extent that a grant of a security interest therein would require the consent of a third party, violate or invalidate such lease, license, contract agreement, document or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or any other anti-assignment provisions of any other applicable jurisdiction (other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or any other anti-assignment provisions of any other applicable jurisdiction); (h) those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (i) assets of any Subsidiary that is prohibited by applicable law, rule or regulation or, to the extent listed on a schedule detailing what is excluded, by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a Restricted Subsidiary) from pledging assets to secure the Obligations or for which governmental (including regulatory) consent, approval, license or authorization would be required for a pledge of such assets unless such consent, approval, license or authorization has been received; (j) assets to the extent a pledge, guarantee, security interest, payment or other action with respect to or in such assets to secure Obligations would result in an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code and the Treasury regulations thereunder that is taken into account in the income of a direct or indirect owner of such CFC Subsidiary pursuant to Section 951(a)(1)(B) of the Code or would otherwise result in a material adverse tax consequence, as reasonably determined by the Borrower and in consultation with the Administrative Agent; and (k) any intent-to-use trademark application filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other Intellectual Property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such Intellectual Property under applicable law.

“Excluded Dealer Assets” means, with respect to the Target and its Restricted Subsidiaries, the non-core assets of dealers acquired in connection with business continuation initiatives with the view of Disposing such assets consistent with past practices.

“Excluded Dealer Subsidiary” means any Subsidiary all or substantially all of whose assets are comprised of Excluded Dealer Assets.

“Excluded Dispositions” means the Disposition of the Capital Stock of the Excluded Dealer Subsidiaries or the Excluded Dealer Assets.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Excluded Dealer Subsidiary, (c) any Immaterial Subsidiary, (d) any non-Wholly Owned Subsidiary that is a joint venture, to the extent the organizational documents thereof prohibit it from guaranteeing the Obligations, (e) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation that is listed on Schedule 4.15 and existing on the Closing Date (or, if later, the date it becomes a Restricted Subsidiary) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, licensor authorization has been received, (f) any CFC Subsidiary whose provision of a pledge, guarantee, security interest, payment or other action would constitute an investment in “United States property” within the meaning of Sections 956 and 957 of the Code and the Treasury regulations thereunder that is taken into account in the income of a direct or indirect owner of such CFC Subsidiary pursuant to Section 951(a)(1)(B) of the Code or would otherwise result in a material adverse tax consequence to the Borrower or one of its Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) not-for-profit Subsidiaries and captive insurance companies, (h) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness permitted to be incurred pursuant to the Loan Documents as assumed Indebtedness and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor and (i) any Subsidiary whose provision of a guarantee would have a cost (including tax cost), burden, difficulty or consequence that is excessive in relation to the value afforded thereby as agreed between the Borrower and the Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S.

Federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) a Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) a Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Credit Party’s failure to comply with Section 2.19(f) or (g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Indebtedness Refinancing” has the meaning set forth in Section 5.1(c).

“Facility” means each of (a) the Initial Dollar Term Commitments and the Initial Dollar Terms Loans, (b) the Initial Euro Term Commitments and the Initial Euro Terms Loans and (c) the Incremental Term Loans (the “Incremental Term Facility”). Additional Facilities may be established pursuant to Sections 2.26 and 2.27 (collectively “Term Facilities”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Flood Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind other than any state social security arrangements that is not subject to US law and that is established, maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis or in respect of which any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis has any liability, obligation or contingent liability.

“Foreign Plan Event” means with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Four Quarter EBITDA” means, as of any date of determination, Consolidated EBITDA for the Reference Period most recently ended for such date for which financial statements shall have been delivered pursuant to Sections 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the Pro Forma Financial Statements delivered pursuant to Section 4.1(a), calculated on a Pro Forma Basis).

“Funded Debt” means as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and the ABL Loans.

“Funding Office” means each office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s results of operations and/or financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body, the European Central Bank and the Council of Ministers of the European Union) exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee Agreement” means the Term Loan Guarantee Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have gross assets with a value in excess of 5% of Consolidated Total Assets and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have gross assets with a value in excess of 10% of Consolidated Total Assets for the fiscal quarter of the Borrower most recently ended. Each Immaterial Subsidiary as of the Closing Date is noted in Schedule 4.15, and the Borrower shall update the list of Immaterial Subsidiaries on a quarterly basis after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time as set forth in Section 6.2(a).

“Incremental Acquisition Term Facility” means an Incremental Term Facility designated as an “Incremental Acquisition Term Facility” by the Borrower, the Administrative Agent and the applicable Incremental Term Lenders in the applicable Incremental Term Loan Activation Notice, the making of which is conditioned upon the consummation of, and the proceeds of which will be used to finance, a Permitted Acquisition or other acquisition or Investment permitted hereunder (including the refinancing of Indebtedness in connection therewith (to the extent required in connection with such Permitted Acquisition, acquisition or Investment) and the payment of related fees and expenses).

“Incremental Equivalent Debt” has the meaning set forth in Section 7.2(p).

“Incremental Term Facility” has the meaning set forth in the definition of “Facility”.

“Incremental Term Lenders” means (a) on any Incremental Term Loan Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Incremental Term Loan Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loan Activation Date” means any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Activation Notice pursuant to Section 2.24(a).

“Incremental Term Loan Activation Notice” means a notice substantially in the form of Exhibit I-1 or in such other form as is reasonably acceptable to the Administrative Agent; provided that if such Incremental Term Loan Activation Notice is (a) in respect of an Incremental Term Facility to be designated as an “Incremental Acquisition Term Facility” or (b) is to effect amendments to this Agreement or the other Loan Documents as contemplated by Section 2.24(d), the Administrative Agent shall, in each case, have executed such Incremental Term Loan Activation Notice.

“Incremental Term Loan Closing Date” means any Business Day designated as such in an Incremental Term Loan Activation Notice.

“Incremental Term Loan Maturity Date” means with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Loan Activation Notice, the maturity date specified in such Incremental Term Loan Activation Notice, which date shall not be earlier than the final maturity of the Initial Term Loans.

“Incremental Term Loans” means any term loans made pursuant to Section 2.24(a).

“Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), and (j) for the purposes of Section 8(e) only, all net obligations of such Person in respect of Swap Agreements; provided that Indebtedness shall not include (i) trade payables incurred in the ordinary course of such Person’s business and not overdue more than 90 days, (ii) deferred compensation payable to directors, officers or employees of any Group Member, (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iv) any other indebtedness or portion thereof with respect to which and to the extent the trustee or other applicable depository in respect of such indebtedness holds cash or cash equivalents in an amount sufficient to repay the principal of, and accrued interest on, such indebtedness, and the foregoing shall constitute a redemption or a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning set forth in Section 10.5.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Initial Euro Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make Initial Euro Term Loans in an aggregate principal not to exceed the amount set forth under the heading “Initial Euro Term Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate Initial Euro Term Commitments on the Closing Date is €617,718,034.23.

“Initial Euro Term Loans” has the meaning set forth in Section 2.1(b).

“Initial Term Lender” means each Lender that holds an Initial Term Loan.

“Initial Term Loans” means, collectively, the Initial USD Term Loans and the Initial Euro Term Loans.

“Initial Term Percentage” means, as to any Initial Term Lender under any Facility at any time, the percentage which the aggregate principal amount of such Lender’s Initial Term Loans under such Facility then outstanding constitutes of the aggregate principal amount of the Initial Term Loans of such Facility then outstanding.

“Initial USD Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make Initial USD Term Loans in an aggregate principal not to exceed the amount set forth under the heading “Initial USD Term Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate Initial USD Term Commitments on the Closing Date is $1,386,433,810.16.

“Initial USD Term Loans” has the meaning set forth in Section 2.1(a).

“Insolvent” means with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, industrial designs, trademarks, trademark licenses, technology, know-how and processes, all registrations and applications therefor, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the ABL/Term Loan Intercreditor Agreement, dated as of the Closing Date, among the Borrower, the Subsidiary Guarantors, the Administrative Agent and the ABL Administrative Agent, substantially in the form of Exhibit K.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.12 and the definition of “Interest Period”, which shall be substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) as to any ABR Loan, the first calendar day of each August, November, February and May to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” means as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice by submitting an Interest Election Request to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)      if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)      the Borrower may not select an Interest Period under a particular Facility that would extend beyond the date final payment is due on the relevant Term Loans; and

(iii)      any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Internally Generated Cash” means, with respect to any period, any cash of the Borrower and its Restricted Subsidiaries generated during such period, excluding Net Cash Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Capital Stock or a capital contribution.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” has the meaning set forth in Section 7.7.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement entered into by the Borrower or any Restricted Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.

“JPMCB” JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Junior Indebtedness” means (a) any Subordinated Indebtedness and (b) any Material Unsecured Indebtedness of any Group Member.

“Latest Maturity Date” means at any date of determination, the latest scheduled maturity date applicable to any Loan hereunder at such time, including in respect of any Incremental Term Facility.

“LCA Test Date” has the meaning set forth in Section 2.24(d).

“Lenders” has the meaning set forth in the preamble hereto.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency, as applicable, for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“LLC” means any Person that is a limited liability company.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, the Intercreditor Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the

Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.26.

“Loan Modification Offer” has the meaning set forth in Section 2.26(a).

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Majority Facility Lenders” means with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Group Members in excess of $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Group Members in excess of $100,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans) or Swap Obligations of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $100,000,000 or more; provided that any Indebtedness outstanding under the ABL Credit Agreement shall be deemed to be Material Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and/or any applicable Restricted Subsidiary would be required to pay if the applicable Swap Agreement were terminated at such time.

“Material Unsecured Indebtedness” means any Indebtedness in an aggregate principal amount of $50,000,000 or more that is not secured by a Lien on any property of any Group Member.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means February 1, 2026.

“Maximum Incremental Amount” an amount represented by Incremental Term Loans to be established pursuant to Section 2.24 or Incremental Equivalent Debt secured on a pari passu basis to the Liens securing the Obligations, that would not, immediately after giving effect to the establishment thereof (excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Incremental Term Loans and Incremental Equivalent Debt), cause the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence of such Indebtedness, to exceed 2.25 to 1.00; provided that solely with respect to Incremental Equivalent Debt (and not Incremental Term Loans) secured on a junior lien basis to the Liens securing the Obligations or on an unsecured basis, such applicable incurrence ratio shall instead be a Consolidated Secured Leverage Ratio of 2.75 to 1.00 and a Consolidated Leverage Ratio of 3.25 to 1.00, respectively.

“Minimum Extension Condition” has the meaning set forth in Section 2.26(a).

“Moody’s” has the meaning set forth in the definition of Cash Equivalents.

“Mortgaged Properties” means the real properties listed on Schedule 1.1B and any real property that becomes subject to a Mortgage pursuant to this Agreement, in each case as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages, deeds of trust and/or deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust or deed to secure debt is to be recorded), including any Mortgages executed and delivered pursuant to Sections 5.1(k) and 6.10(b).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), (i) net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Restricted Subsidiaries in connection with such Asset Sale or any other liabilities associated with the assets subject to such Asset Sale and retained by the Borrower or any of its Restricted Subsidiaries after such Asset Sale including without limitation pension and other post-employment benefit liabilities and environmental liabilities; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender” has the meaning set forth in Section 2.24(b).

“New Lender Supplement” has the meaning set forth in Section 2.24(b).

“No Undisclosed Information Representation” means with respect to any Person, a representation that such Person is not in possession of any material non-public information with respect to the Borrower or any of its Subsidiaries that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to the Borrower or any of its Subsidiaries) and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.

“Non-U.S. Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to the Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to the Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Not Otherwise Applied” means in respect of any amount, such amount has not previously been (and is not currently being) applied to any other use or transaction.

“Notes” means the collective reference to any promissory note evidencing Loans.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Original Indebtedness” has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 10.6(c).

“Participating Member States” means, at any time, any member state of the European Union which has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participant Register” has the meaning set forth in Section 10.6(c).

“Patriot Act” has the meaning set forth in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (a) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (b) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent liability.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Restricted Subsidiary (whether by merger, consolidation, amalgamation, Division or otherwise) of all or a majority of the Capital Stock of, or all or substantially all of the property of, any Person, or of any business, unit, division or product line, of any Person; provided that with respect to each purchase or other acquisition (a) after giving effect thereto, the Borrower and its Restricted Subsidiaries are in compliance with Section 7.15, (b) immediately before and after giving effect on a Pro Forma Basis to any such purchase or other acquisition, no Specified Event of Default shall have occurred and be continuing and (c) any such newly created or acquired Subsidiary shall, to the extent required by Section 6.9, comply with the requirements of Section 6.9.

“Permitted Additional Junior Lien Indebtedness” means Indebtedness of any Loan Party (other than ABL Loans and any Permitted Refinancing Indebtedness in respect thereof) (a) that is (and any Guarantees thereof by any Loan Party that are) secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations on terms reasonably satisfactory to the Administrative Agent and that is not secured by any other property or assets of the Borrower or any of its Restricted Subsidiaries, (b) that does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness (other than, for purposes of this clause (b), customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (b)), (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of the Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof (other than with respect to customary bridge financings, which may have such an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (c)), (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or (ii) included in or added to the Loan Documents for the benefit of the Lenders) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Permitted Additional Junior Lien Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (d) shall be conclusive, and (e) that is not guaranteed by any Person other than by the Borrower and/or Restricted Subsidiaries that are Loan Parties.

“Permitted Amendment” means an amendment to this Agreement and/or the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.26, providing for an extension of the scheduled maturity date and/or amortization applicable to the Loans of the Accepting Lenders of a relevant Facility and, in connection therewith, which may also provide for (a)(i) a change in the Applicable Margin with respect to the Loans of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans, (b) changes to any prepayment premiums with respect to the applicable Loans of a relevant Facility, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new Facility of Loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement and/or the other Loan Documents applicable to the applicable Loans of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement and/or the other Loan Documents, as applicable, prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.

“Permitted Liens” means Liens permitted pursuant to Section 7.3.

“Permitted Refinancing Indebtedness” means with respect to any Indebtedness of any Person (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness, in whole or in part; provided, that (i) no Person that is not an obligor with respect to the Original Indebtedness shall be an obligor with respect to such Permitted Refinancing Indebtedness, (ii) the final maturity and weighted average life to maturity of such Indebtedness shall not be shortened as a result of such modification, refinancing, refunding, replacement, renewal or extension, (iii) in the case of any modification, refinancing, refunding, replacement, renewal or extension of Indebtedness incurred pursuant Section 7.2(b), the other material terms and conditions of such Indebtedness after giving effect to such modification, refinancing, refunding, replacement, renewal or extension, taken as a whole

(other than interest rates, rate floors, fees and optional prepayment or redemption terms), shall not be materially more restrictive as determined by the Borrower in good faith, (iv) (x) in the case of any Original Indebtedness consisting of a revolving credit facility, the committed amount (in the case of a revolving credit facility) or principal of such Permitted Refinancing Indebtedness does not exceed the committed amount in respect of the Original Indebtedness and (y) otherwise, the principal amount (or accreted value or committed amount, if applicable) thereof does not exceed the principal amount (or accreted value or committed amount, if applicable) of the Original Indebtedness, except in each case by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such modification, refinancing, refunding, replacement, renewal or extension, (v) for the avoidance of doubt, the Original Indebtedness is paid down (or commitments in respect thereof are reduced) on a dollar-for-dollar basis by such Permitted Refinancing Indebtedness (other than by the Additional Permitted Amount), (vi) if the Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders and (vii) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Permitted Unsecured Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary (a) that is not (and any Guarantees thereof are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness (other than, for purposes of this clause (b), customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing so long as such permanent financing satisfies the requirements in this clause (b)), (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of the Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof (other than with respect to customary bridge financings, which may have such an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (c)), (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants and that applicable negative covenants shall be incurrence-based to the extent customary for similar Indebtedness) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Permitted Unsecured Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements in this clause (d) shall be conclusive, and (e) that is not guaranteed by any Person other than on an unsecured basis by the Borrower and/or Restricted Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Planned Expenditures” has the meaning set forth in the definition of “Excess Cash Flow”.

“Platform” has the meaning set forth in Section 10.15.

“Pledged Collateral” has the meaning set forth in the Security Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means with respect to the calculation of any test or covenant hereunder, such test or covenant being calculated after giving effect to (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (c) any Material Acquisition, (d) any Material Disposition, and (e) any assumption, incurrence, repayment or other Disposition of Indebtedness or any Restricted Payment (all of the foregoing, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated, acquired or sold (to the extent available) and the consolidated financial statements of the Borrower and its Restricted Subsidiaries, which shall be reformulated as if all Applicable Transactions during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period (and shall include, with respect to any Material Acquisition or Material Disposition, any adjustments calculated in accordance with (and subject to the requirements and limitations of) clause (h) of the definition of “Consolidated EBITDA”); provided that with respect to any assumption, incurrence, repayment or other Disposition of Indebtedness (i) if such Indebtedness has a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term as at the date of calculation in excess of 12 months), (ii) interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, (iii) interest on any Indebtedness under a revolving credit facility shall be based upon the average daily balance of such Indebtedness during the applicable period and (iv) interest on Indebtedness that may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate.

“Pro Forma Financial Statements” has the meaning set forth in Section 4.1(a).

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” has the meaning set forth in Section 6.2(c).

“Properties” has the meaning set forth in Section 4.17(a).

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Purchasing Borrower Party” means any of the Borrower or any Restricted Subsidiary.

“Qualified Capital Stock” means Capital Stock of the Borrower other than Disqualified Capital Stock.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member (other than assets that constitute ABL Priority Collateral) that yields gross cash proceeds to any Group Member in excess of $35,000,000, individually, or $50,000,000, in the aggregate for each fiscal year of the Borrower.

“Reference Period” means each period of four consecutive fiscal quarters of the Borrower.

“Refinancing Amendment” has the meaning set forth in Section 2.27.

“Register” has the meaning set forth in Section 10.6(b).

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event (or if the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 12 months after such Reinvestment Event to reinvest such Reinvestment Deferred Amount, the date occurring 18 months after such Reinvestment Event) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the Closing Date (no matter how such notice requirement may be changed in the future).

“Replacement Financing” has the meaning set forth in Section 2.27.

“Repricing Transaction” means (a) any prepayment of any Initial Term Loans with the proceeds of a widely syndicated term loan B facility incurred by the Borrower or any of its Subsidiaries in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on the Initial Term Loans (with the all-in yield calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, any interest rate floors, the Applicable Margin hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of such Term Loans and such Indebtedness with the original issue discount and upfront fees being equated to interest rate assuming a four-year life to maturity of such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness)) and (b) any amendment, amendment and restatement or other modification to this Agreement where the primary purpose is to reduce the all-in yield (calculated as set forth in clause (a) above) of any Initial Term Loans. No “Repricing Transaction” shall be deemed to occur in connection with any Change of Control or Transformative Acquisition.

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, director of financial reporting or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Debt Payment” has the meaning set forth in Section 7.8(a).

“Restricted Lender” has the meaning set forth in Section 1.5.

“Restricted Payments” has the meaning set forth in Section 7.6.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” has the meaning set forth in the definition of Cash Equivalents.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Sanctions Provision” has the meaning set forth in Section 1.5.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” means the collective reference to the Administrative Agent, the Lenders and any other Person to which Obligations are owed.

“Securities Account” has the meaning set forth in the Uniform Commercial Code of the State of New York.

“Security Agreement” means the Term Loan Collateral Agreement, dated as of the Closing Date, executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B.

“Security Documents” means the collective reference to the Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Sellers” has the meaning set forth in the definition of Acquisition Agreement.

“Solvent” means when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of such Person will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person will be able to pay its debts and liabilities, subordinated, continent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person will not have an unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted as of such date of determination and proposed to be conducted following such date.

“Specified Event of Default” means any Event of Default under Section 8(a) or Section 8(f).

“Specified Acquisition Agreement Representations” means , with respect to any acquisition contemplated by the Borrower or any Restricted Subsidiary, the representations made by or on behalf of the proposed target of such acquisition in the documentation governing such acquisition (the “Subject Acquisition Agreement”) that are material to the interests of the Lenders, but only to the extent that accuracy of any such representation is a condition to the obligations of the Borrower (or any Affiliate thereof) to close under the Subject Acquisition Agreement or the Borrower (or an Affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Subject Acquisition Agreement as a result of a breach of such representations in the Subject Acquisition Agreement.

“Specified Representations” means the representations and warranties of the Borrower and the Subsidiary Guarantors set forth in Sections 4.3(a) and (c), 4.4(a), 4.5 (solely with respect to organizational or governing documents), 4.11, 4.14, 4.19, 4.20 and 4.24.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of any Group Member that is expressly subordinated in right of payment to the Obligations; provided that, for the avoidance of doubt, Indebtedness under the ABL Credit Agreement shall not be considered Subordinated Indebtedness.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means (a) each Restricted Subsidiary of the Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary) and (b) each other Domestic Subsidiary that is an obligor under or guarantor in respect of the US Obligations (as defined in the ABL Credit Agreement) or any Permitted Refinancing in respect thereof.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation” means with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Syndication Agent” means the Syndication Agent identified on the cover page of this Agreement.

“Target” means Erwin Hymer Group SE, a European stock corporation (Societas Europaea, SE) under the laws of the European Union.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facilities” as defined in the definition of “Facility.”

“Term Lenders” means the collective reference to the Initial Term Lenders and the Incremental Term Lenders.

“Term Loans” means the collective reference to the Initial Term Loans and the Incremental Term Loans.

“Term Refinancing Facility” has the meaning set forth in Section 2.27.

“Term Refinancing Notes” has the meaning set forth in Section 2.27.

“Transaction Costs” means (a) the purchase price in connection with the Acquisition, (b) the fees, costs and expenses incurred in connection with the Transactions and (c) the consummation of the Existing Indebtedness Refinancing.

“Transactions” means, collectively, (a) the Acquisition, (b) the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof, (c) the execution, delivery and performance by the Borrower and the other Loan Parties of the ABL Credit Agreement, the borrowing of ABL Loans thereunder and the use of proceeds thereof and (d) the Existing Indebtedness Refinancing.

“Transferee” means any Assignee or Participant.

“Transformative Acquisition” means any acquisition by the Borrower or any of its Restricted Subsidiaries of an unrelated third party that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation.

“Type” means as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“United States” means the United States of America.

“Unrestricted Cash” means unrestricted cash and Cash Equivalents owned by any Group Member and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Security Documents or the ABL Security Documents and Liens of the type referred to in Section 7.3(u) or Section 7.3(x)).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 6.11 on or subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.19(f)(ii)(B).

“Voluntary Prepayment Amount” means as of any date, an amount equal to (a) the sum of (i) the aggregate principal amount of all optional prepayments of Term Loans made after the Closing Date and prior to such date (excluding prepayments made with the proceeds of long-term Indebtedness) less (b) the aggregate principal amount of Incremental Term Loans established prior to such date in reliance on the Voluntary Prepayment Amount less (c) the aggregate principal amount of Incremental Equivalent Debt established prior to such date in reliance on the Voluntary Prepayment Amount.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2      Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)      As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)      The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)      The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3      Conversion of Foreign Currencies.

(a)      Consolidated Total Debt. Consolidated Total Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the financial statements on which such amounts are reflected.

(b)      Dollar Equivalents. Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than Dollars shall be deemed to refer to the Dollar Equivalent thereof, as the case may be. The Administrative Agent shall determine the Dollar Equivalent of any amount in accordance with the terms hereof, and a determination thereof by the Administrative Agent shall be presumptively correct absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Credit Party in any document delivered to the Administrative Agent. Notwithstanding the foregoing, for purposes of Section 7 and the calculation of compliance with any financial ratio or financial test for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 6.1(a) or (b), as applicable, for the relevant fiscal period.

(c)      Rounding Off. The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts hereunder to the nearest higher or lower amount in whole Dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

(d)      Indebtedness. For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance, replace, renew or refund other Indebtedness denominated in a foreign currency, and such refinancing, replacement, renewal or refunding would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, replacement, renewal or refunding, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing, replacement, renewal or refunding Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, replaced, renewed or refunded (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, original issue discount, defeasance costs, fees, commissions and expenses in connection therewith).

1.4      Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate or the EURIBOR Screen Rate, as applicable, which is derived from the applicable interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate and, as and if applicable, other interbank offered rates. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.16(b) of this Agreement, such Section 2.16(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.16, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or “EURIBOR Screen Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.16(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or the EURIBOR Screen Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.5      Compliance with Anti-Boycott Laws.      Each Lender may choose that any provision in this Agreement relating to the terms Sanctioned Country, Sanctioned Person, or Sanctions including Sections 4.24, 6.4, 7.17 and 7.18 (each hereinafter “Sanctions Provision”) shall not be applicable to its benefit as far as the application of any Sanctions Provision would result in such Lender or any of its directors or employees being in violation of, conflict with, or having liability under Section 7 German Foreign Trade Ordinance (Außenwirtschaftsverordnung), Council Regulation (EC) No. 2271/96 or any other similar applicable anti-boycott laws (hereinafter “Anti-Boycott Laws”). Each Lender which chooses such compliance with Anti-Boycott-Laws (each hereinafter “Restricted Lender”) has to notify the Administrative Agent to this effect (who in turn shall inform the Borrower).

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1        Commitments.

(a)      Subject to the terms and conditions hereof, each Term Lender severally agrees to make term loans denominated in Dollars (the “Initial USD Term Loans”) on the Closing Date to the Borrower in an amount equal to the amount of its Initial USD Term Commitment. The Initial USD Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.12.

(b)      Subject to the terms and conditions hereof, each Term Lender severally agrees to make term loans denominated in Euros (the “Initial Euro Term Loans”) on the Closing Date to the Borrower in an amount equal to the amount of its Initial Euro Term Commitment. The Initial Euro Term Loans shall be Eurocurrency Loans.

2.2        Procedure for Term Loan Borrowing. To borrow Initial Term Loans on the Closing Date, the Borrower shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (which Borrowing Request must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount, currency and Type of Initial Term Loans to be borrowed, and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to the Dollar Equivalent of (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurocurrency Loans, $5,000,000 or €5,000,000, as applicable, or a whole multiple of $1,000,000 or €1,000,000 in excess thereof. Upon receipt of any Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each Term Lender thereof. Each Lender will make the amount of its Commitment available to the Administrative Agent for the account of the Borrower at the applicable Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent.

2.3        Repayment of Term Loans. (a) The Borrower shall repay each Facility of Initial Term Loans on the first day of each August, November, February, May, beginning with May 1, 2019 and ending with the last such day to occur prior to the Maturity Date, in an aggregate principal amount for each such date (as such amount shall be adjusted pursuant to Section 2.17(b) hereof) equal to the aggregate principal amount of such Facility of Initial Term Loans outstanding on the Closing Date multiplied by 0.25%.

(b)        The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Incremental Term Loan Activation Notice pursuant to which such Incremental Term Loans were made (as such amount shall be adjusted pursuant to Section 2.17(b)).

(c)      To the extent not previously paid (i) all Initial Term Loans shall be paid on the Maturity Date and (ii) all Incremental Term Loans shall be paid on the Incremental Term Loan Maturity Date applicable thereto.

2.4      [Reserved].

2.5      [Reserved].

2.6      [Reserved].

2.7      [Reserved].

2.8      Fees, etc. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9      [Reserved].

2.10      Optional Prepayments. (a) The Borrower may at any time and from time to time prepay any Facility of the Loans, in whole or in part, without premium or penalty (subject to Section 2.10(b)), upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the Facility, date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $500,000 or €500,000, as applicable, and multiples of $250,000 or €250,000, respectively, in excess thereof. All optional prepayments of Term Loans denominated in Dollars in accordance with this Section 2.10 shall be made to the Type as directed by the Borrower in its prepayment notice, or in the absence thereof, first, to ABR Loans and second, to Eurocurrency Loans.

(b)      All (i) prepayments of Initial Term Loans pursuant to Section 2.10(a) or Section 2.11(a) effected on or prior to the twelve-month anniversary of the Closing Date with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the twelve-month anniversary of the Closing Date constituting Repricing Transactions shall, in each case, be accompanied by a fee payable to the Initial Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of the Initial Term Loans affected by such amendment, amendment and restatement or other modification (including any such Loans assigned in connection with the replacement of an Initial Term Lender not consenting thereto), in the case of a transaction described in clause (ii) of this paragraph. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the applicable Initial Term Lenders in respect of the applicable Initial Term Loans, on the date of such event.

2.11      Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness permitted in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(d); provided that prepayments pursuant to this Section 2.11(a) shall be accompanied by any fees payable with respect thereto pursuant to Section 2.10(b).

(b)      If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within five Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(d).

(c)      If, for any fiscal year of the Borrower commencing with the first full fiscal year after the Closing Date, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans as set forth in Section 2.11(d) the excess of (x) the ECF Percentage of such Excess Cash Flow over (y) solely to the extent not funded with the proceeds of Indebtedness, the aggregate amount of all optional prepayments of Term Loans pursuant to Section 2.10, any Incremental Equivalent Debt (including any Permitted Refinancing Indebtedness thereof), any Replacement Financing of the Term Loans (in each case to the extent such Indebtedness was secured on a pari passu basis with the Liens securing the Term Loans), any ABL Loans (including any Permitted Refinancing Indebtedness thereof, in each case to the extent accompanied by a corresponding reduction in commitments) plus the aggregate amount of all Loan purchases pursuant to Section 2.25 and Section 10.6(e) (provided that the aggregate amount of any such purchase shall be the amount of the Borrower’s cash payment in respect of such purchase), in each case, made during such fiscal year (or, at the Borrower’s option, after fiscal year end and prior to the date such Excess Cash Flow payment is due (without counting such amounts against subsequent years’ Excess Cash Flow). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)      Amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Term Loans therein in accordance with Section 2.17(b). The application of any prepayment on Dollar Term Loans pursuant to this Section 2.11 shall be made first, to ABR Loans and, second, to Eurocurrency Loans. Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)      With respect to any prepayment pursuant to this Section 2.11 of Initial Term Loans and, unless otherwise specified in the applicable Incremental Term Loan Activation Notice, other Term Loans, any Term Lender, at its option, may elect not to accept such prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under this Section 2.11 at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under this Section 2.11. Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (the “Declined Amount”) by providing written notice to the Administrative Agent no later than two Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If the Lender does not give a notice to the Administrative Agent on or prior to such second Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. Such Lender’s Declined Amount may be retained by the Borrower.

(f)      Notwithstanding any other provisions of this Section 2.11, to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrower or any applicable Domestic Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower or the applicable Domestic Subsidiary, or the Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Borrower determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.11 (provided that no such prepayment of the Term Loans pursuant to this Section 2.11 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

2.12      Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election by submitting an Interest Election Request no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election by submitting an Interest Election Request no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which Interest Election Request shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)      Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice by submitting an Interest Election Request to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to the Borrower is in existence, and provided, further, that if the Borrower shall fail to give any required Interest Election Request as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall, in the case of Loans Denominated in Dollars, be automatically converted to ABR Loans on the last day of such then expiring Interest Period and in the case of Loan Denominated in Euro, automatically continued as Eurocurrency Loans with a one month Interest Period. Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13      Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or €5,000,000, as applicable or a whole multiple of $1,000,000 or €1,000,000, as applicable, in excess thereof and (b) no more than 10 Eurocurrency Tranches shall be outstanding at any one time.

2.14      Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate determined for such day plus the Applicable Margin.

(b)      Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)      (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility (or if not denominated in Dollars, such rate as would be then applicable to Loans that are Eurocurrency Loans denominated in the applicable currency with a one month Interest Period) plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Term Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)      Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15      Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan). The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Adjusted LIBO Rate.

Any change in the interest rate on a Loan resulting from a change in the ABR or the reserve requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)      Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16      Inability to Determine Interest Rate. (a) If prior to the commencement of any Interest Period:

(i)      the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the Adjusted LIBO Rate, as applicable, for a Loan for such Interest Period, or

(ii)      the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the LIBO Rate or the Adjusted LIBO Rate, as applicable, for a Loan for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give facsimile or e-mail notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) (1) any Eurocurrency Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans or (2) any Eurocurrency Loans that are not denominated in Dollars, shall be at the Alternate Rate, (y) any Loans denominated in Dollars under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) (1) any outstanding Eurocurrency Loans denominated in Dollars under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (2) any outstanding Eurocurrency Loans denominated in Dollars under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to the Alternate Rate. Until such notice has been withdrawn by the Administrative Agent (which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of the circumstances referenced in clause (i) or receives notice from the Majority Facility Lenders in respect of the relevant Facility of the cessation of the circumstances referenced in clause (ii) above), no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

(b)      If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen

Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority Facility Lenders in respect of each Facility stating that such Majority Facility Lenders object to such amendment; provided that, any such amendment shall require the affirmative consent of the Majority Facility Lenders in the case of Loans denominated in a currency other than Dollars. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.16(b), only to the extent the LIBO Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) (1) any Eurocurrency Loans denominated in Dollars requested to be made shall be made as ABR Loans and (2) any Eurocurrency Loans that are not denominated in Dollars requested to be made shall be made at the Alternate Rate, (y) (1) any Loans denominated in Dollars that were to have been converted to Eurocurrency Loans shall be continued as ABR Loans and (2) any Loans that are not denominated in Dollars that were to have been converted to Eurocurrency Loans shall be continued at the Alternate Rate and (z) (1) any outstanding Eurocurrency Loans denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (2) any outstanding Eurocurrency Loans that are not denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to the Alternate Rate.

2.17      Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Initial Term Lenders under a Facility hereunder shall be made pro rata according to the Initial Term Percentage of the Initial Term Lenders under such Facility.

(b)      With respect to any Facility, each payment (including each prepayment under this Agreement) by the Borrower on account of principal of and interest on the Term Loans of such Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Facility then held by the Term Lenders (except as otherwise provided in Section 2.11(e)). The amount of each principal prepayment of the Term Loans pursuant to Section 2.11 shall be applied to reduce the Initial Term Loans and Incremental Term Loans on a pro rata basis based upon the respective then remaining principal amounts thereof (unless any Incremental Term Lenders have agreed to less than pro rata prepayments) and shall be applied within each Facility to the then remaining installments thereof as directed by the Borrower (or if not so directed, to the then remaining installments thereof in direct order of maturity). Amounts repaid (including amounts pursuant to Section 2.11) and prepaid on account of the Term Loans may not be reborrowed.

(c)      [Reserved].

(d)      All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the

Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars (provided payments of principal and interest in respect of Loans denominated in Euro shall be in Euro) and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)      Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) in the case of Loans in Dollars, the NYFRB and in the case of Loans in Euro, a customary rate determined by the Administrative Agent and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to, in the case of Dollar denominated Loans, ABR Loans and in the case of Euro denominated Loans, a customary rate determined by the Administrative Agent, under the relevant Facility, on demand, from the Borrower.

(f)      Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB (or for Loans denominated in Euro, a customary rate determined by the Administrative Agent). Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)      If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17(e), 2.17(f), 2.19(e) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18      Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or occurring subsequent to the Closing Date:

(i)      shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)      shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted LIBO Rate; or

(iii)      shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and provide reasonable supporting detail.

(b)      If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation, administration, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor with reasonable supporting detail, the Borrower shall, subject to clauses (d) and (e) below, pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)      Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)      A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)      Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall be entitled to receive any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.18.

2.19      Taxes.

(a)      Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b)      The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it (for its own account and on behalf of any other Credit Party, as applicable) for, Other Taxes.

(c)      As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)      Without duplication of payments made pursuant to Section 2.19(a) above, the Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the

Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)      Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)      (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)      Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)      any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)      any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)      in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of

IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)      executed originals of IRS Form W-8ECI;

(3)      in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)      to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)      any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)      if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the

Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)      On the date of this Agreement, the Administrative Agent shall (and any successor or replacement Administrative Agent) shall on or before the date on which it becomes the Administrative Agent hereunder) deliver to the Borrower two duly executed originals of either (i) IRS Form W-9 or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that it is a U.S. branch that has agreed to be treated as a U.S. Person for United States federal withholding Tax purposes with respect to payments received by it from the Borrowers for the account of others under the Loan Documents.

(h)      If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)      Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

2.20      Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.

2.21      Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22      Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (b) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23      [Reserved].

2.24      Incremental Facilities. (a) The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans (which may be effected by increasing the amount of any then existing Facility) by executing and delivering to the Administrative Agent an Incremental Term Loan Activation Notice specifying (v) the amount of such Incremental Term

Loans, (w) the applicable Incremental Term Loan Closing Date (which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent)), (x) the applicable Incremental Term Loan Maturity Date, (y) the amortization schedule for such Incremental Term Loans and (z) the Applicable Margin for such Incremental Term Loans; provided, that (i) the aggregate amount of all Incremental Term Loans established on any date shall not exceed (x) an amount equal to the Base Incremental Amount on such date, (y) an additional amount equal to the Voluntary Prepayment Amount on such date and (z) an additional amount subject to the Maximum Incremental Amount as of such date (it being understood that (A) the Borrower shall be deemed to have utilized amounts under clause (z) above prior to utilization of amounts under clauses (x) or (y) above and (B) the proceeds from any incurrence under such clauses may be utilized in a single transaction by first calculating the incurrence under clause (z) above and then calculating the incurrence under clauses (x) and/or (y) above), (ii) each Incremental Term Facility shall be in a minimum aggregate principal amount of $25,000,000 (or €25,000,000), (iii) the Incremental Term Loans in respect of any Incremental Term Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are (A) guaranteed on a pari passu basis with all of the other Obligations under this Agreement and the other Loan Documents and (B) secured by the Collateral (and no other property) and the Liens on the Collateral securing such Incremental Term Loans and all other obligations in respect thereof shall be pari passu with the Liens on the Collateral securing all of the other Obligations under this Agreement and the other Loan Documents, (iv) the Incremental Term Loans in respect of any Incremental Term Facility will be entitled to prepayments on the same basis as the Initial Term Loans unless the applicable Incremental Term Loan Activation Notice specifies a lesser treatment, (v) such Incremental Term Loans shall have a final maturity no earlier than the Latest Maturity Date (determined immediately prior to incurrence of such Incremental Term Loans), (vi) the weighted average life to maturity of such Incremental Term Facility shall be no shorter than that of any existing Term Loans (except if required in order to make such Incremental Term Loans fungible with any outstanding Term Loans), (vii) the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or interest rate floors) and (subject to clauses (v) and (vi) above) amortization schedule applicable to such Incremental Term Facility shall be determined by the Borrower and the Lenders providing such Incremental Term Facility, provided that, in the event that the all-in-yield for any Incremental Term Facility shall be more than 50 basis points higher than the corresponding all-in-yield for (x) the then existing Initial USD Term Loans, in the case of Incremental Term Loans denominated in Dollars and (y) the then existing Initial Euro Term Loans, in the case of Incremental Term Loans denominated in Euros, in each case, as determined by the Administrative Agent in accordance with standard market practices (after giving effect to interest rate margins, original issue discount, upfront fees or interest rate floors), then the all-in-yield with respect to the applicable outstanding Initial Term Loans shall be increased to the amount necessary so that the difference between the all-in-yield with respect to the Incremental Term Facility and the all-in-yield on such outstanding Initial Term Loans is equal to 50 basis points and (viii) to the extent that (subject to clauses (iv) through (vii) above) the terms of any Incremental Term Facility are not consistent with the terms of the Term Facility, they shall be reasonably satisfactory to the Administrative Agent or, if such terms are more favorable to the holders of such Incremental Term Facility, an equivalent amendment shall be made to the Loan Documents for the benefit of the existing Facilities (provided that if such amendment is required, and it benefits such Facilities, it shall be reasonably satisfactory to the Administrative Agent), and such amendment may be implemented by the Borrower and the Administrative Agent, without the consent of any other parties hereto. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)      Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit I-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)      Each Incremental Term Loan Activation Notice may, without the consent of any Lender (other than the applicable Incremental Term Lenders) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24 (including any amendments that are beneficial to a particular Facility to ensure fungibility of that Facility with the applicable Incremental Term Facility). This Section shall supersede any provision of Section 10.1 to the contrary.

(d)      The availability of the Incremental Commitments will be subject to the following conditions: (i) no Specified Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to the making of such Incremental Term Loans, (ii) the representations and warranties set forth in each Loan Document (or, in the case of any Incremental Acquisition Term Facility, if agreed by the lenders thereof, the Specified Representations and the Specified Acquisition Agreement Representations) shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Incremental Term Loan Closing Date immediately prior to and immediately after giving effect to the making of such Incremental Term Loans, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date and (iii) the Borrower shall have delivered such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Administrative Agent in connection with any Incremental Term Facility. Notwithstanding anything to the contrary herein, in the case of an Incremental Acquisition Term Facility to be incurred under the Maximum Incremental Amount (including in respect of Incremental Equivalent Debt), at the option of the Borrower, (i) the date of determination of whether an incurrence is permitted under the Maximum Incremental Amount shall be deemed to be the date the definitive agreements for the relevant Permitted Acquisition, acquisition or investment are entered into (the “LCA Test Date”), and if, after giving pro forma effect to such transaction and the other transactions to be entered into in connection therewith (including assuming the full incurrence of such Incremental Acquisition Term Facility), the Borrower would have been permitted to incur such Incremental Acquisition Term Facility under the Maximum Incremental Amount in compliance with the applicable ratio tests on such LCA Test Date, such ratio tests shall be deemed to have been complied with.

2.25      Loan Purchases. (a) Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures, in each case, so long as the following conditions are satisfied:

(i)      no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;

(ii)      the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(iii)      the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $10,000,000 or €10,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);

(iv)      any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA);

(v)      no more than one Auction Purchase Offer with respect to any Facility may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Facility) may be made in any one year;

(vi)      at the time of each purchase of Term Loans through an Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager a certificate of a Responsible Officer certifying as to compliance with the preceding clause (i);

(vii)      no Purchasing Borrower Party may use the proceeds, directly or indirectly, from ABL Loans to purchase any Term Loans; and

(viii)      each Auction Purchase Officer shall be made to all Lenders of the applicable Facility subject to such Auction Purchase Offer.

(b)      A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer. If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Facility made by a Purchasing Borrower Party pursuant to this Section 2.25, the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Facility up to the settlement date of such purchase.

The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.

2.26      Loan Modification Offers. (a) The Borrower may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan

Modification Offer”) to all (and not fewer than all) the Lenders of one or more Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the Borrower pursuant to this Section 2.26, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a scheduled maturity date already in effect with respect to any Loans hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $25,000,000 or €25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Loans of any or all Affected Facilities be extended. If the aggregate principal amount of Loans of any Affected Facility in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Loans of such Affected Facility offered to be extended by the Borrower pursuant to such Loan Modification Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.

(b)      A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or if qualified by materiality, in all respects), in each case on and as of such date, except in the case of any such representation and warranty expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Borrower). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.26, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new Facility of loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all prepayments of Loans (i.e., both extended and non-extended) shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Loans unless a Permitted Amendment provides for lesser treatment of the Loans of the Accepting Lenders, until the repayment of the non-extended Loans on the relevant scheduled maturity date in respect thereof. The Administrative Agent and the Lenders hereby acknowledge that in respect of payments on non-extended Loans on the scheduled maturity date in respect thereof the pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.26. This Section 2.26 shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

2.27      Refinancing Facilities.

(a)      The Borrower may, subject to the terms hereof, at any time or from time to time after the Closing Date, enter into an amendment (a “Refinancing Amendment”) to effect a refinancing or replacement of all or any portion of the Term Loans. Each such refinancing or replacement may, at the Borrower’s option, be in the form of one or more series of senior secured loans or notes (each of which may be secured by the Collateral on a pari passu or junior basis to the Obligations), or with one or more series of unsecured loans or notes (collectively, the “Replacement Financing”, and if in the form of loans a “Term Refinancing Facility” and if in the form of notes “Term Refinancing Notes”); provided that (i) no such Term Refinancing Facility or Term Refinancing Notes may mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the Term Loans being refinanced; (ii) no Term Refinancing Facility or Term Refinancing Notes may have an obligor that is not an obligor in respect of the Term Loans; (iii) to the extent secured, (A) no Term Refinancing Facility or Term Refinancing Notes may be secured by any assets that do not constitute Collateral and (B) such Term Refinancing Facility or Term Refinancing Notes shall be subject to the Intercreditor Agreement (and, as applicable) such additional intercreditor agreements as reasonably requested by the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent; (iv) as reasonably determined by the Borrower, the other terms and conditions of such Term Refinancing Facility or Term Refinancing Notes (excluding pricing and optional prepayment or redemption terms) must be substantially identical to, or not materially more favorable (taken as a whole) to the lenders or holders providing such Term Refinancing Facility or Term Refinancing Notes, as applicable, than those applicable to the Term Loans being refinanced are to the Term Lenders (except for covenants and other provisions applicable only to periods after the latest final maturity date of the Term Loans existing at the time of such refinancing) or must otherwise be reasonably satisfactory to the Administrative Agent or, if such terms are more favorable to the holders of such Term Refinancing Facility, an equivalent amendment shall be made to the Loan Documents for the benefit of the existing Term Loans (provided that if such amendment is required and benefits the Term Loans, then it shall be reasonably satisfactory to the Administrative Agent); (v) the amount of such Term Refinancing Facility or Term Refinancing Notes will be in an amount not in excess of the amount of loans and commitments refinanced plus fees, expenses and premiums payable in connection therewith; and (vi) the proceeds of such Term Refinancing Facility or Term Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans in respect of the applicable Term Loans being so refinanced; and provided further that in no event shall Term Refinancing Facility or Term Refinancing Notes be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of all then existing Term Loans, unless accompanied by a ratable prepayment of the Term Loans.

(b)       For the avoidance of doubt, no Lender is obligated to participate in such Replacement Financing and a Replacement Financing in the form of notes or of junior lien or unsecured loans shall be documented separately from the Loan Documentation as agreed between the Borrower and the Administrative Agent. The effectiveness of any Refinancing Amendment shall be subject to (a) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects (or in all respects if qualified by materiality) on and as of the date of the Refinancing Amendment as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date, (b) there being no Event of default in existence at the time of, or after giving effect to the making of, such Refinancing Facilities and (c) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Notwithstanding anything to the contrary in this Agreement (including Section 9.02), the Borrower and the Administrative Agent may enter into amendments to the Loan Documentation without the consent of any other parties hereto to effect the provisions of this Section 2.20, including without limitation, amendments to this Agreement to permit any Replacement Financing under the terms of the Loans Documents. Each Refinancing Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.27, including any amendments necessary to treat applicable Loans under a Refinancing Facility as a new Facility of loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments). This Section 2.27 shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

SECTION 3.    [RESERVED]

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1      Financial Condition. (a) The unaudited pro forma combined balance sheet and related pro forma combined statement of income (including the notes thereto) combining (i) the consolidated balance sheet and related statement of income of the Borrower and its consolidated Subsidiaries (other than the Target and its consolidated Subsidiaries) as of and for the 12 months ended July 31, 2018 and (ii) the consolidated balance sheet and related statement of income of Target and its consolidated Subsidiaries as of and for the 12 months ended August 31, 2018, and which is subject to certain adjustments (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income)) to the consummation of the Transactions and the payment of fees and expenses in connection therewith. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects and on a Pro Forma Basis the estimated financial condition and results of operations of Borrower and its consolidated Restricted Subsidiaries as of and for the 12 months ended at July 31, 2018, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of such period, as applicable.

(b)      The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries (other than the Target and its Subsidiaries) as at July 31, 2016, July 31, 2017 and July 31, 2018, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries (other than the Target and its Subsidiaries) as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at October 31, 2018, and the related unaudited consolidated statement of income, stockholders’ equity and cash flow for the three-month period ended on each such date, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flow for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c)      To the knowledge of the Borrower, the audited consolidated financial statements of each of Erwin Hymer Group AG & Co. KG and Erwin Hymer Vermögensverwaltungs AG, for each of the fiscal years ending on August 31, 2017 and August 31, 2016 (each including a statement of financial position (Bilanz), a statement of profit or loss (Gewinn- und Verlustrechnung), a statement of comprehensive income (Gesamtergebnisrechnung), a statement of cash flows (Kapitalflussrechnung), a statement of changes in owner’s equity (Entwicklung des Eigenkapitals), notes (Anhang), based on the circumstances actually known (positive bekannt) by the management of Erwin Hymer Group AG & Co. KG or Erwin Hymer Vermögensverwaltungs AG, respectively, at the time of the preparation (Aufstellung) of the relevant consolidated financial statements, have been prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to Section 315a German Commercial Code (HGB) as consistently applied (except as disclosed therein) and have been audited and have received an unqualified audit opinion by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft. To the knowledge of the Borrower, the unaudited consolidated financial statements of each of Erwin Hymer Group AG & Co. KG and Erwin Hymer Vermögensverwaltungs AG, for the nine months ending May 31, 2018 (each including a statement of financial position (Bilanz), a statement of profit or loss (Gewinn- und Verlustrechnung), a statement of comprehensive income (Gesamtergebnisrechnung), a statement of cash flows (Kapitalflussrechnung), a statement of changes in owner’s equity (Entwicklung des Eigenkapitals), based on the circumstances actually known (positive bekannt) by the management of Erwin Hymer Group AG & Co. KG or Erwin Hymer Vermögensverwaltungs AG, respectively, at the time of the preparation (Aufstellung) of the relevant consolidated financial statements have been prepared in accordance with IFRS as consistently applied (except as disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

(d)      Except as disclosed on Schedule 4.1(d), as of the Closing Date, no Group Member (other than the Target and its Restricted Subsidiaries), and, to the knowledge of the Borrower, neither Target nor its Restricted Subsidiaries, has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required by GAAP or IFRS, as applicable, to be reflected on a balance sheet or in the notes thereto and that are not reflected in the most recent financial statements referred to in clauses (b) and (c) above.

4.2      No Change. Since July 31, 2018, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3      Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4      Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)      No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) the consents, authorizations, filings and notices set forth in Schedule 4.4(b).

4.5      No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for violations that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6      Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7      No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8      Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9      Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens, except as permitted by Section 7.3. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the knowledge of each Loan Party, the use of any material Intellectual Property necessary for the conduct of its business does not infringe upon the rights of any Person unless such infringement could not reasonably be expected to be material to the Borrower and its Restricted Subsidiaries.

4.10      Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, or (b) to the extent that the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect); no material Lien in respect of Taxes has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such Tax, fee or other charge.

4.11      Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the regulations of the Board or (b) for any purpose that violates the provisions of the regulations of the Board. No more than 25% of the value of the assets of the Group Members consist of “margin stock” as so defined. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12      Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13      ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the IRS and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Group Member or any of their ERISA Affiliates; (e) each of the Group Members’ ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (f) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any

ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no Group Member nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (h) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (i) neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 4.13 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement. The present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed by more than $10,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

4.14      Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X) that limits its ability to incur Indebtedness.

4.15      Subsidiaries; Capital Stock. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and restricted stock units granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary, except (i) with respect to Capital Stock of Loan Parties, as created by the Loan Documents or the ABL Loan Documents and (ii) otherwise, as permitted by this Agreement.

4.16      Use of Proceeds. The proceeds of the Term Loans shall be used to finance the Transaction Costs. The proceeds of any Incremental Term Loans shall be used for general corporate purposes of the Borrower and its Restricted Subsidiaries (including Permitted Acquisitions and other Investments permitted by this Agreement).

4.17      Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)      the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)      no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any

Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)      Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)      no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)      there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)      the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)      no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18      Accuracy of Information, etc. The statements and information contained in this Agreement, the other Loan Documents, the Confidential Information Memorandum and the other documents, certificates and statements furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, did not contain as of the date such statements, information, documents or certificates were so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects. Notwithstanding anything herein to the contrary, all representations and warranties made in this Section 4.18 with respect to any information relating to the Target and its Subsidiaries prior to the Closing Date are made solely to the knowledge of the Borrower.

4.19      Security Documents. (a) Each Security Document is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral consisting of the certificated Capital Stock described in the Security Documents, when such Pledged Collateral is delivered to the Administrative Agent (in accordance with the Intercreditor Agreement) or the ABL Administrative Agent (together with a properly completed and signed undated endorsement), in the case of Collateral consisting of Deposit Accounts or Securities Accounts, when such Deposit Accounts or Securities Accounts, as applicable, are subject to a Deposit Account Control Agreement (as defined in the Security Agreement) and in the case of the other Collateral described in the Security Documents that can be perfected by the filing of such financing statement or other filing, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to the Lien of any other Person (except (other than with respect to Collateral consisting of Capital Stock) Liens permitted by Section 7.3).

(b)      Each of the Mortgages, upon execution and delivery by the parties thereto, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified in the local counsel legal opinions delivered in connection with such Mortgages, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to the Lien of any other Person (except Liens permitted by Section 7.3). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any Subsidiary Guarantor upon which a Mortgage will be granted to the Administrative Agent.

4.20      Solvency. As of the Closing Date and after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

4.21      Senior Indebtedness. The Obligations, and the obligations of each Subsidiary Guarantor under the Guarantee Agreement, constitute “senior debt” or “senior indebtedness” (or any comparable term) under all Indebtedness that is subordinated or required to be subordinated in right of payment to the Obligations (if applicable).

4.22      Flood Laws. Other than as set forth in any life of loan flood hazard determination obtained by, or delivered to, the Administrative Agent, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the Flood Laws.

4.23      Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, including, to the extent material to, or otherwise affecting, the interests of the Lenders, any amendments, supplements or modifications with respect thereto.

4.24      Anti-Corruption Laws, Anti-Money Laundering and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to require material compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of the Borrower, any employee or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law, Anti-Money Laundering Laws or applicable Sanctions. No Loan or use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.25      EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

4.26      Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 5.  CONDITIONS PRECEDENT

5.1      Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)      Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (iii) subject to Section 6.13, each Security Document, executed and delivered by the Administrative Agent and the applicable Loan Parties and (iv) the Intercreditor Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person party thereto.

(b)      Acquisition. Substantially concurrently with the occurrence of the Closing Date and promptly following the making by each Lender of its initial extension of credit hereunder, the Equity Contribution shall have been made and the Acquisition shall have been consummated pursuant to the Acquisition Documentation, and no provision thereof shall have been amended or waived, and no consent or direction shall have been given thereunder, in any manner materially adverse to the interests of the Arrangers or the Lenders without the prior written consent of JPMorgan Chase Bank, N.A. and Barclays Bank PLC (such consent not to be unreasonably withheld or delayed) (it being understood and agreed that any amendment, waiver, consent or direction that results in (i) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is funded solely with an issuance of common stock of the Borrower or other equity reasonably acceptable to the Arrangers, and (ii) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as (A) such reduction is allocated to reduce the commitments under the Term Loans and (B) such reduction (other than pursuant to any purchase price or similar adjustment provision set forth in the Acquisition Agreement) does not decrease the purchase price by more than 10% (cumulative for all such reductions)).

(c)      Other Indebtedness.

(i)      The Administrative Agent shall have received evidence reasonably satisfactory to it that on or prior to the Closing Date (x) the ABL Credit Agreement is in full force and effect, (y) the Borrower received at least $750,000,000 in commitments from the lenders under the ABL Credit Agreement and (z) the commitments referred to in clause (y) of this paragraph are effective.

(ii)      Prior to or substantially concurrently with the initial extensions of credit under this Agreement on the Closing Date, (A) the Credit Agreement, dated as of June 30, 2016, among the Borrower, the Subsidiaries of the Borrower, each lender party thereto and BMO Harris Bank N.A., as administrative agent, (B) the syndicated loan agreement dated December 18, 2017 entered into between, among others, Erwin Hymer Group AG & Co. KG (“EHG”) and Rental Alliance GmbH (“REN”) as borrowers, EHG, REN and other Companies as guarantors, Deutsche Bank Luxembourg S.A. as facility agent and several financial institutions as lenders providing for a revolving credit facility in the amount of €300,000,000 and (C) all other existing material Indebtedness for borrowed money (other than the Continuing External Debt) of the Borrower, the Target and their respective Subsidiaries, in each case shall have been paid in full (such repayment, the “Existing Indebtedness Refinancing”) and all Liens granted in connection with each of the foregoing shall have been terminated such that on the Closing Date, after giving effect to Transactions, none of the Borrower or any of its Restricted Subsidiaries shall have any material Indebtedness for borrowed money other than (i) any Indebtedness outstanding under the ABL Credit Agreement, (ii) Indebtedness outstanding under this Agreement, (iii) the Continuing External Debt and (iv) other Indebtedness listed on Schedule 7.2(e).

(d)      Pro Forma Financial Statements; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Financial Statements, and (ii) the financial statements set forth in Sections 4.1(b) and (c).

(e)      [Reserved].

(f)      Fees. All costs, fees and expenses required to be paid by the Borrower to the Administrative Agent, the Arrangers, the Documentation Agent and the Lenders in connection with this Agreement (including the reasonable and documented out-of-pocket fees and expenses of legal counsel to the Administrative Agent) and all costs, fees and expenses required to be paid by the Borrower pursuant to the fee letter, dated as of September 18, 2018 (as amended, modified and supplemented through the Closing Date), among the Borrower, JPMorgan Chase Bank, N.A. and Barclays Bank PLC (including the reasonable and documented out-of-pocket fees and expenses of legal counsel to the JPMorgan Chase Bank, N.A. and Barclays Bank PLC) shall have been paid or shall have been authorized to be deducted from the proceeds of the initial extensions of credit under this Agreement to the extent due and invoiced to the Borrower not less than two Business Days prior to the Closing Date.

(g)      Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h)      Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Baker & McKenzie, LLP, as New York counsel to the Borrower and its Restricted Subsidiaries and certain other local counsel to the Borrower and its Restricted Subsidiaries, each in form and substance reasonably acceptable to the Administrative Agent.

(i)      Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated endorsement for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden or expense) to deliver to the Administrative Agent the certificates and undated stock powers required by clause (i) above and the promissory notes and related transfer forms required by clause (ii) above, such certificates, stock powers, promissory notes and/or transfer forms are not delivered as of the Closing Date, delivery of such items (other than any certificates representing the shares of Capital Stock of Domestic Subsidiaries) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(j)      Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden and expense) to satisfy the requirement set forth in this Section 5.1(j), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement (other than with respect to the filing of any Uniform Commercial Code financing statement) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(k)      Mortgages, etc. (i) The Borrower or the applicable Subsidiary Guarantor shall, with respect to each Mortgaged Property, deliver to the Administrative Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Secured Parties, fully executed counterparts of Mortgages, duly executed and acknowledged by the Borrower or such Subsidiary Guarantor, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording of filing thereof and evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, with the priority required by the Intercreditor Agreement, subject to Permitted Liens, against the Mortgaged Properties purported to be covered thereby

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, or in lieu thereof, or existing surveys, together with any affidavits required by the Title Insurance Company as shall be sufficient to enable the Title Insurance Company to remove any standard survey exceptions from the Mortgaged Policies and issue customary survey-dependent endorsements to the applicable Mortgage Policy.

(iii)      The Administrative Agent shall have received mortgagee’s title insurance policies in favor of the Administrative Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon, with the priority required by the Intercreditor Agreement, free and clear of all Liens, defects and encumbrances, other than Permitted Liens, and such policies shall also include, to the extent reasonably available in the jurisdiction where the applicable Mortgaged Property is located, all such endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Borrower or the applicable Subsidiary Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made). The Administrative Agent shall also have received evidence satisfactory to it that all charges for mortgage recording taxes and all related expenses, if any, have been paid.

(iv)      The Administrative Agent shall have received with respect to any portion of the Mortgaged Property that has improvements (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower or the applicable Loan Party in the event any such property is located in a special flood hazard area) and (B) evidence of flood insurance as required by Section 6.5(b).

(v)      The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above.

(vi)      The Administrative Agent shall have received, with respect to each of the Mortgaged Properties owned on the Closing Date, such local counsel opinions and opinions of counsel in the jurisdiction of organization of the owner of the applicable Mortgaged Properties.

Notwithstanding anything to the contrary contained in this Section 5.1(k), if the Loan Parties have used commercially reasonable efforts (without undue burden and expense) to satisfy the requirements set forth in this Section 5.1(k) and such requirements are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 150 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(l)      Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer of the Borrower in the form of Exhibit L.

(m)      Deposit Account Control Agreements. The Administrative Agent shall have received any Deposit Account Control Agreement required to be delivered pursuant to the Security Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 5.1(m), if the Loan Parties have used commercially reasonable efforts (without undue burden and expense) to satisfy the requirements set forth in this Section 5.1(m) and such requirements are not satisfied by the Closing Date, the satisfaction of such requirements shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent (or, so long as the ABL Obligations Payment Date has not occurred, the ABL Representative) may agree in its reasonable discretion)).

(n)      Specified Representations. Each of the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such Specified Representations shall have been so true and correct in all material respects (or in all respects if qualified by materiality) on and as of such earlier date.

(o)      Local Law Pledge Documents. The Administrative Agent shall have received, solely with respect to the Capital Stock of any material Foreign Subsidiary that is a Wholly Owned Subsidiary of any Loan Party that constitutes Collateral, (i) all local law pledge, charge or similar agreements in respect of such Capital Stock in favor of the Administrative Agent for the benefit of the Secured Parties as the Administrative Agent shall reasonably request, in each case duly executed and delivered by the relevant Loan Party and the Administrative Agent, (ii) all other documentation and instruments the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Capital Stock under the relevant local law and (iii) local law opinions relating to such local law pledge, charge or similar agreement, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 5.1(o), and to the extent the Loan Parties have rights under the Acquisition Agreement, if the Loan Parties have used commercially reasonable efforts (without undue burden and expense) to satisfy the requirements set forth in this Section 5.1(o) and such requirements are not satisfied by the Closing Date, the satisfaction of such requirements shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(p)      Patriot Act. (i) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about any Loan Party reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1.

5.2      Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date, a conversion of the Loans to the other Type and a continuation of Eurocurrency Loans) is subject to the satisfaction of the following conditions precedent (provided the conditions to any Incremental Term Loans shall instead be those set forth in Section 2.24):

(a)      Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

(b)      No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder (other than the initial extensions of credit on the Closing Date) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and, in the case of Sections 6.3 through 6.8, 6.9, 6.10, 6.13 and 6.14, shall cause each of its Restricted Subsidiaries to:

6.1        Financial Statements. Furnish to the Administrative Agent, on behalf of each Lender:

(a)      as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or such later date as otherwise permitted by the SEC), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to an upcoming maturity date of any Indebtedness incurred under this Agreement or the ABL Credit Agreement);

(b)      as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or such later date as otherwise permitted by the SEC), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such quarter and/or the portion of the fiscal year through the end of such quarter, as required by applicable SEC rules, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)      if any Unrestricted Subsidiary exists, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (of the same type as the financial statements delivered pursuant to clauses (a) or (b) above, as applicable, except that no such financial statements delivered pursuant to this clause (c) shall be required to be audited) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Borrower, together with an explanation of reconciliation adjustments in reasonable detail.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

As to any information contained in materials furnished pursuant to Section 6.2(d), the Borrower shall not be separately required to furnish such information under Section 6.1(a), (b) or (c) or Section 6.2(c), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.1(a), (b) and (c) or Section 6.2(c) at the times specified therein. Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) such documents are filed of record with the SEC; provided that, upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2        Certificates; Other Information. Furnish to the Administrative Agent, on behalf of each Lender:

(a)      concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a Compliance Certificate executed by a Responsible Officer, which Compliance Certificate shall include a statement that, to each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of annual financial statements, a calculation of Excess Cash Flow and (iii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (x) a description of any change in the jurisdiction of organization of any Loan Party, (y) a list of any material registered Intellectual Property acquired or created by any Loan Party and (z) a description of any Person that has become a Group Member, an Immaterial Subsidiary, a Restricted Subsidiary or an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date);

(b)      as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c)      within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the fourth fiscal quarter of each fiscal year) (or, in case, such later date as otherwise permitted by the SEC for the filing of materials by the Borrower that will include the information required by this Section 6.2(c)), a narrative management discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(d)      promptly after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its public debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(e)      promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(f)      promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

6.3      Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.4      Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to require material compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5      Maintenance of Property; Insurance. (a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain such property could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

(b)      If the Borrower learns that any portion of any property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Laws, then the Borrower shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws. If any portion of any property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Laws, then the Borrower shall (i) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

6.6        Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, accompanied by one or more officers or designees of the Borrower if requested by the Borrower, with their independent certified public accountants; provided that excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent, acting individually or on behalf of the Lenders may exercise rights under this Section 6.6(b) and (ii) the Administrative Agent shall not exercise rights under this Section 6.6(b) more often than one time during any calendar year.

6.7        Notices. Promptly give notice to the Administrative Agent, on behalf of each Lender, of:

(a)      the occurrence of any Default or Event of Default;

(b)      any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)      any litigation or proceeding affecting any Group Member (i) in which the amount involved is $100,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)      (i) as soon as reasonably possible upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of the other Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon the Administrative Agent’s reasonable request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning a material ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request;

(e)      [reserved]; and

(f)      any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8      Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except for events or matters that could not reasonably be expected to have a Material Adverse Effect.

(b)      Promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

6.9      Additional Loan Parties. (a) Promptly upon any Domestic Subsidiary no longer being an Excluded Subsidiary after the Closing Date or promptly after the formation or acquisition of a Domestic Subsidiary that is not an Excluded Subsidiary (and in any event within 60 days thereof (or such longer period of time as the Administrative Agent shall reasonably agree)), the Borrower will (i) cause such Domestic Subsidiary to guarantee the Obligations, pursuant to a Guarantee substantially in the form of the Guarantee Agreement or otherwise reasonably satisfactory to the Administrative Agent and (ii) (x) cause the Obligations to be secured by a perfected first-priority lien on all of the personal property (other than, for the avoidance of doubt, real property which is covered by Section 6.10(b) and Excluded Assets) of such Domestic Subsidiary, pursuant to the Security Agreement and other such documents and instruments including Uniform Commercial Code financing statements required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded so that the Administrative Agent, for its benefit and the ratable benefit of the Lenders, shall have a legal, valid and enforceable perfected first-priority Lien on the Collateral (and subject to any limitations and exceptions consistent with those contained in any such documents or instruments) and (y) cause all outstanding Capital Stock of such Domestic Subsidiary (other than to the extent constituting Excluded Assets) owned directly or indirectly by any Loan Party to be subject to a perfected first-priority Lien pursuant to the Security Agreement and (iii) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Section 5.1 or as the Administrative Agent shall have reasonably requested.

(b)      The Borrower may from time to time add any Wholly Owned Subsidiary that is a Domestic Subsidiary as a Subsidiary Guarantor by (i) causing such Domestic Subsidiary to enter into the Guarantee Agreement and applicable Security Documents and taking such other actions and delivering such other documentation and instruments as is reasonably satisfactory to the Administrative Agent and (ii) delivering such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Section 5.1 or as the Administrative Agent shall have reasonably requested; provided however, any such Wholly Owned Restricted Subsidiary shall not guarantee the Obligations if it is a CFC Subsidiary whose provision of such guaranty would be an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code and the Treasury regulations thereunder that is taken into account in the income of a direct or indirect owner of such CFC Subsidiary pursuant to Section 951(a)(1)(B) of the Code.

6.10      Additional Collateral, etc. (a) Subject to any applicable limitations set forth in the Security Documents, with respect to any property acquired from time to time by any Loan Party (other than (w) any property described in paragraph (b) below or Excluded Assets, (x) any property subject to a Lien expressly permitted by Section 7.3(g), (y) so long as the ABL Obligations Payment Date has not occurred, any ABL Priority Collateral as to which the ABL Representative and the Borrower reasonably agree in writing, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby and (z) any property (or, so long as the ABL Obligations Payment Date has not occurred, any property other than ABL Priority Collateral) as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in any such property (with the priority required by the Intercreditor Agreement), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent.

(b)      With respect to any fee interest in any real property at any location having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by any Loan Party (including a Person that owns such real property and becomes a Loan Party pursuant to Section 6.9) (other than (i) any such real property subject to a Lien expressly permitted by Section 7.3(g) or any Excluded Asset and (ii) any real property as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby), within sixty (60) days after the acquisition thereof (or 120 days in the case of the establishment or amendment of any Mortgage) (or such later date as the Administrative Agent shall agree to in its sole discretion) execute and deliver to the Administrative Agent the documents and instruments required under Section 5.1(k) (including any legal opinions as the Administrative Agent may reasonably request).

(c)      Subject to the terms of the Security Documents, the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

6.11      Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer specifying such designation and certifying that the conditions to such designation set forth in this Section 6.11 are satisfied; provided that:

(a)      both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(b)      in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.11;

(c)      in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as an “Unrestricted Subsidiary” under the ABL Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the ABL Loans) and in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as a “Restricted Subsidiary” under the ABL Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the ABL Loans).

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Unrestricted Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens, as the case may be, of such Subsidiary existing at such time. In no event shall any Intellectual Property be transferred directly or indirectly by the Borrower or its Restricted Subsidiaries to an Unrestricted Subsidiary.

6.12      Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (a) a public corporate family rating of the Borrower and a rating of the Facilities, in each case from Moody’s, and (b) a public corporate credit rating of the Borrower and a rating of the Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process), it being agreed that there is no obligation to maintain any particular ratings at any time.

6.13      Post-Closing Covenants. Satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth in Section 5.1(i), 5.1(j), 5.1(k), 5.1(m) and 5.1(o) within the time period set forth in the applicable Section.

6.14      Control Agreements. With respect to any new deposit account or securities account opened by a Loan Party after the Closing Date, to the extent required by the Security Agreement, deliver to the Administrative Agent any Deposit Account Control Agreement required to be delivered pursuant to the Security Agreement within 60 days thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion (or, so long as the ABL Obligations Payment Date has not occurred, the ABL Representative)), in each case, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1      [Reserved].

7.2      Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)      Indebtedness of any Loan Party under the Loan Documents (including Indebtedness in respect of any Incremental Term Facility) and any Replacement Financing in respect thereof (and any Permitted Refinancing Indebtedness in respect of any Replacement Financing);

(b)      Indebtedness of the Borrower and its Restricted Subsidiaries under the ABL Credit Agreement in an aggregate outstanding amount not to exceed the greater of (i) $900,000,000 and (ii) the sum of (x) 85% of “eligible accounts” of the Loan Parties (which shall be determined in accordance with the then-existing market eligibility criteria applicable to secured asset-based loans in the United States) and (y) 85% of the net orderly liquidation value of “eligible inventory” of the Loan Parties (which shall be determined in accordance with the then-existing market eligibility criteria and advance rates applicable to secured asset-based loans in the United States), and any Permitted Refinancing Indebtedness in respect thereof;

(c)      Indebtedness of (i) the Borrower to any Restricted Subsidiary, (ii) any Subsidiary Guarantor to the Borrower or any Restricted Subsidiary and (ii) any Restricted Subsidiary that is not a Subsidiary Guarantor to any other Restricted Subsidiary that is not a Subsidiary Guarantor; provided that (x) any Indebtedness of any Loan Party shall be unsecured and shall be subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (y) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Security Agreement;

(d)      Guarantee Obligations incurred by any Group Member of obligations of any Group Member to the extent such obligations are not prohibited hereunder; provided that (i) to the extent any such obligations are subordinated to the Obligations, any such related Guarantee Obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such Guarantee Obligation relates and (ii) any Guarantee Obligations incurred by any Loan Party of obligations of a Restricted Subsidiary that is not a Loan Party shall be permitted to the extent permitted pursuant to Section 7.7(g)(iii), Section 7.7(h) or Section 7.7(u);

(e)      Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f)      Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed at any one time outstanding the greater of (i) $85,000,000 and (ii) 8.5% of Four Quarter EBITDA (as of the date incurred);

(g)      Indebtedness representing deferred compensation to employees or directors of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(h)      Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(i)      Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(j)      Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(k)      Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business in respect of workers’ compensation and other casualty claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation and other casualty claims, in each case in the ordinary course of business;

(l)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(m)      Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations and (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms, in each case in the ordinary course of business;

(n)      Indebtedness in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisitions or other Investments permitted under Section 7.7 (other than Investments permitted under clause 7.7(q)) or Dispositions permitted under Section 7.5 (other than Dispositions permitted under Section 7.5(m));

(o)      (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into a Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by or allocated to the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary or by a Division in a Permitted Acquisition; provided that (x) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged, consolidated, amalgamated or Divided) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation) or such assets being acquired and (y) with respect to any Indebtedness of any Person that becomes a Restricted Subsidiary or that is merged, consolidated, amalgamated or Divided with or into the Borrower or a Restricted Subsidiary, such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger, consolidation, amalgamation or Division with or into such Person and any of its Subsidiaries), and (ii) Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that after giving effect to the applicable acquisition (or merger, consolidation or amalgamation) or such assumption of Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of such acquisition (or merger, consolidation or amalgamation) or assumption, is either (i) not in excess of 2.75 to 1.00 or (ii) less than or equal to the Consolidated Leverage Ratio immediately prior to giving pro forma effect thereto; provided further that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under this Section 7.2(o), together with the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under Section 7.2(u), shall not exceed the greater of (x) $150,000,000 and (y) 15.0% of Four Quarter EBITDA at any time;

(p)      Indebtedness of the Loan Parties in lieu of amounts available for Incremental Term Facilities pursuant to Section 2.24 (“Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of such Incremental Equivalent Debt does not exceed the amount of Incremental Term Facilities permitted to be incurred pursuant to Section 2.24(a)(i) (for the avoidance of doubt, with any such amount of Incremental Equivalent Debt incurred in reliance on a basket set forth therein reducing capacity of Incremental Term Facilities on a dollar-for-dollar basis), (ii) such Incremental Equivalent Debt contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions, are not more favorable to the lenders or investors providing such Incremental Equivalent Debt, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than (x) covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof and terms with respect to margins, pricing or fees, (y) included in or added to the Loan Documents for the benefit of the Lenders (and the Administrative Agent and the Borrower are hereby authorized to make such amendments without the consent of any other parties hereto) or (z) as otherwise reasonably acceptable to the Administrative Agent); (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the Latest Maturity Date, (iv) the weighted average life to maturity of such Incremental Equivalent Debt shall be no shorter than that of any existing Term Loans, (v) in the event such Incremental Equivalent Debt is in the form of loans secured on a pari passu basis with the Liens securing the Obligations the “MFN” provisions of Section 2.24(a)(vii) shall apply to such Incremental Equivalent Debt as if it was an Incremental Term Facility and (vi) such Incremental Equivalent Debt shall only be (A) incurred by Loan Parties and guaranteed on a pari passu or subordinated basis with all of the Obligations under this Agreement and the other Loan Documents and (B) unsecured or secured by the Collateral (and no other property) and the Liens on the Collateral securing obligations in respect of Incremental Equivalent Debt shall be pari passu or junior with the Liens on the Collateral securing all of the other Obligations, and if secured shall be subject to intercreditor agreement arrangements reasonably satisfactory to the Administrative Agent.

(q)      Indebtedness of any Restricted Subsidiary to the Borrower or any other Loan Party, in each case, to the extent such Indebtedness is permitted by Section 7.7 (g)(iii), Section 7.7(h) or Section 7.7(u); provided that any such Indebtedness owed to a Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Security Documents;

(r)      Indebtedness of the Target and its Restricted Subsidiaries incurred in connection with receivables and factoring agreements and wholesale financing consistent with the Target and its Restricted Subsidiaries’ past practices prior to the Closing Date;

(s)      Indebtedness of any Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed the greater of (x) $150,000,000 and (y) 15.0% of Four Quarter EBITDA at any time;

(t)      (i) Permitted Additional Junior Lien Indebtedness of any Loan Party so long as, at the time of incurrence of such Permitted Additional Junior Lien Indebtedness, the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), is not in excess of 2.75 to 1.00; provided that (x) immediately prior to and immediately after giving effect to the incurrence of any Permitted Additional Junior Lien Indebtedness under this Section 7.2(t), no Event of Default shall have occurred and be continuing and (y) to the extent applicable, such Permitted Additional Junior Indebtedness shall be subject to the terms of the Intercreditor Agreement and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u)      (i) Permitted Unsecured Indebtedness so long as, at the time of incurrence of such Permitted Unsecured Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), (x) is not in excess of 3.25 to 1.00 or (y) in the case of Permitted Unsecured Indebtedness incurred in connection with a Permitted Acquisition, is less than or equal to the Consolidated Leverage Ratio immediately prior to giving pro forma effect thereto and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that immediately prior to and immediately after giving effect to the incurrence of any Permitted Unsecured Indebtedness under this Section 7.2(u), no Event of Default shall have occurred and be continuing; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under this Section 7.2(u), together with the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under Section 7.2(o), shall not exceed the greater of (x) $150,000,000 and (y) 15.0% of Four Quarter EBITDA at any time;

(v)       Guarantee Obligations incurred by any Group Member of obligations of any Joint Venture or Unrestricted Subsidiary to the extent permitted under Section 7.7(v);

(w)      additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding the greater of (i) $250,000,000 and (ii) 25.0% of Four Quarter EBITDA at any one time outstanding;

(x)      Attributable Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding, which Attributable Indebtedness arises out of a sale and leaseback transaction permitted under Section 7.10;

(y)      Indebtedness of any Loan Party in an aggregate principal amount not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Borrower (other than any such issuance to a Group Member);

(z)      Indebtedness of the Target and its Subsidiaries constituting Continuing External Debt;

(aa)       Indebtedness in the form of standby repurchase obligations on dealer inventory financing in the ordinary course of business; and

(bb)      Indebtedness incurred pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code.

For purposes of determining compliance with this Section 7.2, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 7.2(a) through (bb) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (bb) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 7.2 and will only be required to include the amount and type of such Indebtedness (or any portion thereof) in one or more of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided that all Indebtedness outstanding under the Loan Documents and the ABL Credit Agreement and, in each case, any Replacement Financing or Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(a) and Section 7.2(b), respectively.

7.3      Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)      Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)      Liens, pledges or deposits in connection with workers’ compensation, insurance, unemployment insurance, other social security legislation and other similar obligations, including pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code;

(d)      Liens, pledges or deposits in connection with or to secure the performance of bids, supplier and other trade contracts (other than for borrowed money), leases, statutory obligations (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety, customs, return-of-money and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)      easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; together with such other title and survey exceptions as shown on the title policies issued pursuant to Section 5.1(k)(iii) as may be approved by Administrative Agent hereunder;

(f)      Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than, in the case of Permitted Refinancing Indebtedness, by any Additional Permitted Amount);

(g)      Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets (and any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof and (iii) the amount of Indebtedness secured thereby is not increased; provided further that in the event that purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(h)      (i) Liens on the Collateral created pursuant to the Security Documents (or any Term Loan Security Documents (as defined in the Intercreditor Agreement)), (ii) Liens on cash granted in favor of any lender under the ABL Credit Agreement or the Issuing Lender (as defined in the ABL Credit Agreement) created as a result of any requirement to provide cash collateral pursuant to the ABL Credit Agreement, (iii) subject to the Intercreditor Agreement, Liens on the Collateral created pursuant to the ABL Security Documents (or any ABL Security Documents (as defined in the Intercreditor Agreement)) and (iv) Liens on the Collateral securing obligations in respect of any Replacement Financing and any corresponding security documents in respect of any Permitted Refinancing thereof;

(i)      any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(j)      Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition;

(k)      Liens in favor of any Loan Party so long as (in the case of any Lien granted by a Loan Party) such Liens are junior to the Liens created pursuant to the Security Documents;

(l)      Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(m)      any option or other agreement to purchase any asset of any Group Member, the purchase, sale or other disposition of which is not prohibited by Section 7.5;

(n)      Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default;

(o)      Liens on property (including Capital Stock) existing at the time of the permitted acquisition of such property by any Group Member to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(o) or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets or category of assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness in respect thereof permitted by Section 7.2(o)) that such Liens secured, immediately prior to such permitted acquisition;

(p)      Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of business and permitted by this Agreement;

(q)      non-exclusive licenses, sublicenses, leases and subleases of Intellectual Property of any Group Member in the ordinary course of business;

(r)      Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s)      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t)      Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u)      banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(v)      Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment, (ii) on or with respect to equity interests in joint ventures that secure the obligations of such joint venture and (iii) consisting of an agreement to dispose of any property in a Disposition permitted by Section 7.5, in each case, solely to the extent such Investment (including such joint venture) or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(w)      Liens of any Restricted Subsidiary that is not a Loan Party securing Indebtedness incurred pursuant to Section 7.2(o), (s), (u) or (w); provided that such Liens are solely on the assets of such Restricted Subsidiary;

(x)      Liens on the Collateral securing the Permitted Additional Junior Lien Indebtedness or any Permitted Refinancing Indebtedness in respect thereof permitted pursuant to Section 7.2(t); provided that such Liens shall be (i) junior to the Liens on the Collateral securing the Obligations and (ii) subject to the Intercreditor Agreement or such other intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent

(y)      Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby (as to all Group Members) does not exceed the greater of (i) $150,000,000 and (ii) 15.0% of Four Quarter EBITDA at any one time;

(z)      Liens arising in the ordinary course of business in connection with the procurement of chassis to the extent such Liens apply to such chassis and the proceeds thereof;

(aa)      Liens securing receivables and factoring agreements and wholesale financing permitted under Section 7.2(r); provided that such Liens are solely on the property the subject thereof and proceeds (including insurance proceeds) thereof;

(bb)      Liens on the Collateral in respect of Incremental Equivalent Debt to the extent permitted pursuant to Section 7.2(p); and

(cc)       Liens on property purportedly rented to, or leased by, the Borrower or any of its Restricted Subsidiaries pursuant to a sale and leaseback transaction permitted under Section 7.10; provided that (i) such Liens do not encumber any other property of the Borrower or its Restricted Subsidiaries and (ii) such Liens secure only Indebtedness permitted under Section 7.2(x).

For purposes of determining compliance with this Section 7.3, in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria for more than one of the categories of Liens described in clauses (a) through (cc) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Lien in a manner that complies with this Section 7.3 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing Indebtedness outstanding under the Loan Documents, any Replacement Financing and the ABL Credit Agreement, and, in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.3(h).

7.4      Fundamental Changes. Enter into any merger, consolidation or amalgamation, Division, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)      any Restricted Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided, that when any Subsidiary Guarantor is merging with or into another Restricted Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving corporation or the continuing or surviving corporation shall, substantially simultaneously with such merger, amalgamation or consolidation, become a Subsidiary Guarantor);

(b)      any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person (other than the Borrower) in order to effect an Investment permitted pursuant to Section 7.7; provided that if such Restricted Subsidiary is a Subsidiary Guarantor the continuing or surviving Person shall be a Subsidiary Guarantor;

(c)      any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(d)      any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may (i) dispose of any or all or substantially all of its assets to any Group Member (upon voluntary liquidation or otherwise) or (ii) liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Administrative Agent or the Lenders; and

(e)      any Restricted Subsidiary that is an LLC may consummate a Division of its assets and liabilities if, immediately upon the consummation of the Division, the assets and liabilities of the applicable Dividing LLC are held by one of more Restricted Subsidiaries; provided that, notwithstanding anything to the contrary in this Agreement, any Restricted Subsidiary which is a Division Successor resulting from a Division of assets of a Subsidiary that is not an Immaterial Subsidiary may not be deemed to be an Immaterial Subsidiary.

7.5      Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)      the Disposition of surplus, outdated, obsolete or worn out property (other than accounts receivable or inventory) in the ordinary course of business;

(b)      Dispositions of inventory, cash and Cash Equivalents in the ordinary course of business;

(c)      Dispositions permitted by Section 7.4(c)(i) or Section 7.4(d)(i);

(d)      the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e)      Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(f)      Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(g)      Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any Group Member;

(h)      non-exclusive licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(i)      the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that the Borrower determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(j)      licenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(k)      Dispositions to any Group Member; provided that any such Disposition involving a Restricted Subsidiary that is not a Subsidiary Guarantor shall be made in compliance with Sections 7.7 and 7.9;

(l)      (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 7.7 (other than Investments referred to in and permitted by Section 7.7(q)), (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 7.6 , (iii) Dispositions set forth on Schedule 7.5(l) and (iv) sale and leaseback transactions permitted under Section 7.10;

(m)      Dispositions by the Target or any of its Restricted Subsidiaries in connection with receivables and factoring agreements and wholesale financing incurred pursuant to Section 7.2(r); and

(n)      other Dispositions of assets (including Capital Stock); provided that (i) it shall be for fair market value (reasonably determined by the Borrower, on the date the legally binding commitment for sale or disposition was entered into, in good faith), provided further that, if the fair market value exceeds $60,000,000, at least 75% of the total consideration (determined on the date the legally binding commitment for sale or disposition was entered into) received by the Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents, (ii) no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists) and (iii) the requirements of Section 2.11(b), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (i) above, the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.5(n) that is at that time outstanding, not to exceed the greater of (x) $100,000,000 and (y) 10.0% of Four Quarter EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(o)      Dispositions of assets with a fair market value not exceeding the greater of $100,000,000 and 10.0% of Four Quarter EBITDA in any fiscal year of the Borrower; and

(p)      Excluded Dispositions.

7.6      Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)      any Restricted Subsidiary may make Restricted Payments ratably to its equity holders (or if not ratably, on a basis more favorable to the Borrower and the other Loan Parties);

(b)      so long as no Event of Default shall have occurred and be continuing, the Borrower and its Restricted Subsidiaries may purchase their common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 7.6(b) after the Closing Date (net of any proceeds received by the Borrower or any such Restricted Subsidiary after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $20,000,000 per year (with unused amounts in any calendar year being carried over for one fiscal year (on a non-cumulative basis));

(c)      the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in shares of Qualified Capital Stock;

(d)      the Borrower and its Restricted Subsidiaries may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower or any such Restricted Subsidiary in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Borrower or such Restricted Subsidiary;

(e)      the Borrower may acquire its Capital Stock upon the exercise or settlement of stock options, restricted stock units or other similar awards and agreements for such Capital Stock of the Borrower if such Capital Stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise or settlement of such options, restricted stock units or other similar awards and agreements by, or the vesting of restricted Capital Stock or similar awards held by, any current or former director, officer, employee or consultant of any Group Member, in each case consistent with past practice of the Borrower prior to the Closing Date;

(f)      the Borrower may convert or exchange any of its Capital Stock for or into Qualified Capital Stock;

(g)      so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may on any date make Restricted Payments in an amount equal to the Available Amount on such date; provided that at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.50 to 1.00;

(h)      so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may on any date make additional Restricted Payments in an aggregate amount not to exceed from and after the Closing Date the greater of (i) $100,000,000 and (ii) 10.0% of Four Quarter EBITDA (as of the date of the making of such Restricted Payment);

(i)      so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may on any date make Restricted Payments; provided that at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 1.75 to 1.00;

(j)      so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make regularly scheduled dividends and regularly scheduled stock repurchases with respect to its Capital Stock not to exceed $125,000,000 in the aggregate per fiscal year of the Borrower (with 25% of any unused amounts in any fiscal year being carried over for one fiscal year (on a non-cumulative basis)); and

(k)      the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement.

For purposes of determining compliance with this Section 7.6, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (j) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Payment in a manner that complies with this Section 7.6 and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses.

7.7      Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (including pursuant to the Division of any Person that was not a wholly owned Subsidiary prior to such Division) (all of the foregoing, “Investments”), except:

(a)      extensions of trade credit in the ordinary course of business;

(b)      investments in cash and Cash Equivalents;

(c)      Guarantee Obligations permitted by Section 7.2 (other than (i) any Guarantee Obligations incurred by any Loan Party of obligations of a Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to Section 7.2(d), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(g)(iii), (h) or (u) and (ii) any Guarantee Obligations incurred under Section 7.2(v), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(v));

(d)      loans and advances to directors, officers and employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $5,000,000 at any one time outstanding;

(e)      the Acquisition;

(f)      Investments in assets useful in the business of the Borrower and its Restricted Subsidiaries, other than current assets, made by any Group Member with the proceeds of any Reinvestment Deferred Amount;

(g)      intercompany Investments (i) by any Group Member in any Loan Party, (ii) by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary that is not a Subsidiary Guarantor and (iii) by any Group Member in any Restricted Subsidiary; provided that (x) the aggregate amount of Investments by Loan Parties to Restricted Subsidiaries that are not Loan Parties pursuant to clause (ii), shall not exceed the greater of (x) $112,500,000 and (y) 11.25% of Four Quarter EBITDA at any one time outstanding and (y) any such Investments in the form of intercompany loans by any Loan Party to any Restricted Subsidiary that is not a Subsidiary Guarantor shall be evidenced by notes that have been pledged to the Administrative Agent for the benefit of the Secured Parties;

(h)      any Permitted Acquisition; provided that the aggregate amount of Investments pursuant to this Section 7.7(h) in respect of acquisitions of Persons that do not, upon acquisition thereof, become Subsidiary Guarantors, or property that is not, upon acquisition thereof, owned by Loan Parties (whether such Investment is consummated with cash or equity (including Disqualified Capital Stock of any Subsidiaries not organized under the laws of any jurisdiction within the United States, but excluding any other equity of such Subsidiaries), as with such Investment as valued in good faith by the board of directors of the Borrower) shall not exceed at any time outstanding the greater of (x) $112,500,000 and (y) 11.25% of Four Quarter EBITDA (as of the date of consummation of such purchase or other acquisition (or at the Borrower’s option, as of the date of entry into the binding documentation in respect of such purchase or other acquisition);

(i)      promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(j)      Investments acquired as a result of the purchase or other acquisition by any Group Member in connection with a Permitted Acquisition; provided, that such Investments were not made in contemplation of such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(k)      Investments existing on the Closing Date and set forth on Schedule 7.7(k) and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.7(k) is not increased from the amount of such Investment on the Closing Date;

(l)      Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)      Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged, consolidated, amalgamated or Divided with or into the Borrower or any Restricted Subsidiary, in each case in accordance with Section 7.4 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation, amalgamation or Division and were in existence on the date of such acquisition, merger, consolidation, amalgamation or Division;

(n)      Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o)      Investments made to effect the pledges and deposits described in, and permitted under, Section 7.3(c) and (d);

(p)      Investments by the Borrower or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereto);

(q)      mergers, consolidations, amalgamations or Divisions permitted under Section 7.4 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are Wholly Owned Subsidiaries;

(r)      so long as no Event of Default has occurred and is continuing or would result therefrom, Investments in an aggregate amount not to exceed the Available Amount at such time; provided that at the time of the making of any such Investments and immediately after giving effect to such Investments, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 3.25 to 1.00;

(s)      Investments in the Target and its Restricted Subsidiaries to effect payments permitted under Section 7.8(a)(vii); provided that, unless the Indebtedness to which such payment is applied is subject to an event of default (or equivalent event) as a result the Transactions, such Investments are made on or prior to the date that is 9 months from the Closing Date;

(t)      so long as no Event of Default has occurred and is continuing or would result therefrom, other Investments, if, at the time of such Investment, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of such Investment, is not in excess of 2.25 to 1.00;

(u)      in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost), taken together with all other outstanding Investments made pursuant to this Section 7.7(u), not to exceed from and after the Closing Date the greater of (i) $187,500,000 and (ii) 18.75% of Four Quarter EBITDA (as of the date of the making of such Investment);

(v)      (i) any Investment in any Joint Venture or Unrestricted Subsidiary and (ii) any Permitted Acquisition of Persons that do not, upon acquisition thereof, become Subsidiary Guarantors, and property that is not, upon acquisition thereof, owned by Loan Parties; provided that the aggregate outstanding amount of the Investments and Permitted Acquisitions consummated pursuant to this Section 7.7(v) (with respect to Investments pursuant to clause (i), valued at cost, and with respect to Permitted Acquisitions pursuant to clause (ii), the Investment amount thereof shall be as valued in good faith by the board of directors of the Borrower and shall include cash and equity (including Disqualified Capital Stock of any Subsidiaries not organized under the laws of any jurisdiction within the United States, but excluding any other equity of such Subsidiaries), as valued in good faith by the board of directors of the Borrower) shall not exceed at any time outstanding the greater of (i) $75,000,000 and (ii) 7.5% of Four Quarter

EBITDA (as of the date of the making of such Investment (or, with respect to a Permitted Acquisition, at the Borrower’s option, as of the date of entry into the binding documentation in respect of such purchase or other acquisition));

(w)      Investments, taken together with all other outstanding Investments made pursuant to this Section 7.7(w), in an aggregate amount (valued at cost) not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Borrower (other than any such issuance to a Group Member);

(x)      Investments by the Target and its Restricted Subsidiaries in connection with receivables and factoring agreements and wholesale financing outstanding pursuant to Section 7.2(r); and

(y)      Investments by the Target or any of its Subsidiaries to fund the purchase of its rental vehicle inventory in the ordinary course of business, in an aggregate amount not to exceed $40,000,000 at any one time outstanding.

For purposes of determining compliance with this Section 7.7, in the event that an Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (y) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Investment in a manner that complies with this Section 7.7 and will only be required to include the amount and type of such Investment in one or more of the above clauses.

7.8      Optional Payments and Modifications of Certain Debt Instruments.      (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Indebtedness (any of the foregoing, a “Restricted Debt Payment”) other than:

(i)      refinancings of Junior Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 7.2;

(ii)      payments of or in respect of Junior Indebtedness made solely with the proceeds from the issuance of Qualified Capital Stock or the conversion of any Junior Indebtedness into Qualified Capital Stock;

(iii)      prepayments of intercompany Junior Indebtedness permitted hereunder owed by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that no prepayment of any Junior Indebtedness owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be permitted so long as an Event of Default shall have occurred and be continuing or would result therefrom;

(iv)      so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed from and after the Closing Date the greater of (i) $100,000,000 and (ii) 10.0% of Four Quarter EBITDA (as of the date of the making of such Restricted Debt Payment);

(v)      so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments in an amount equal to the Available Amount on such date; provided that at the time of the making of such Restricted Debt Payment using amounts included in the Available Amount through clause (a)(i) of the definition thereof and immediately after giving effect to such Restricted Debt Payment, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.50 to 1.00;

(vi)      in addition to the other Restricted Debt Payments permitted by this Section 7.8, and so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments if, at the time of making such Restricted Debt Payment and immediately after giving effect thereto, the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.25 to 1.00;

(vii)      Restricted Debt Payments in respect of the Continuing External Debt; and

(viii)      Restricted Debt Payments consisting of regularly scheduled principal and interest.

Notwithstanding anything to the contrary contained in this Section 7.8(a), in no event shall any payment in respect of Subordinated Indebtedness be permitted if such payment is in violation of the subordination provisions of such Subordinated Indebtedness.

For purposes of determining compliance with this Section 7.8(a), in the event that a Restricted Debt Payment meets the criteria of more than one of the categories of Restricted Debt Payments described in clauses (i) through (viii) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Debt Payment in a manner that complies with this Section 7.8(a) and will only be required to include the amount and type of such Restricted Debt Payment in one or more of the above clauses.

(b)      Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness (other than any such amendment, modification, waiver or other change that would not materially and adversely affect the interests of the Lenders so long as no Event of Default has occurred and is continuing or would result thereform).

7.9      Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (x) transactions between or among the Loan Parties and (y) transactions between or among the Borrower and its Restricted Subsidiaries consistent with past practices and made in the ordinary course of business) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction in clause (b) shall not apply to (i) transactions permitted under Section 7.6; (ii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors; (iv) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee thereof, approved by the Borrower’s board of directors; (v) intercompany transactions undertaken in good faith (as certified by a Responsible Officer) for the purpose of improving the consolidated tax efficiency of the Group Members, (vi) Investments permitted by Section 7.7(d), (vi) Indebtedness permitted pursuant to Section 7.2(c), (d) and (q), (vii) the Restricted Debt Payments permitted pursuant to Section 7.8 and (vii) transactions disclosed in the Borrower’s most recent definitive proxy statement, Form 10-K, Form 10-Q or subsequent 8-K SEC filings made prior to the Closing Date.

7.10      Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, unless (a) the Disposition of the property subject to such transaction is permitted by Section 7.5 and the Borrower or the applicable Restricted Subsidiary would be entitled to incur Liens with respect to such transaction pursuant to Section 7.3 and Indebtedness in an amount equal to the Attributable Indebtedness with respect to such transaction pursuant to Section 7.2, (b) the Net Cash Proceeds received by the applicable Group Member in connection with such transaction are at least equal to the fair market value (as determined by the board of directors of the Borrower or a member of the senior management of the Borrower) of such property and (c) the Borrower or the applicable Subsidiary applies the Net Cash Proceeds of such transaction in accordance with Section 2.11; provided that the aggregate amount of consideration paid to the Group Members (and the aggregate principal amount of any Attributable Indebtedness) in respect of transactions permitted under this Section 7.10 shall not exceed $75,000,000.

7.11      Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member.

7.12      Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than July 31 or change the Borrower’s method of determining fiscal quarters, in each case without the consent of the Administrative Agent.

7.13      Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired to secure its obligations under the Loan Documents to which it is a party other than (a) (i) this Agreement, the other Loan Documents and the ABL Loan Documents, (ii) any agreement governing any Indebtedness incurred pursuant to Section 7.2 to the extent such prohibition or limitation is customary in agreements governing Indebtedness of such type and in any event so long as such agreement is not more restrictive than the Loan Documents and (iii) any agreement governing any Permitted Refinancing Indebtedness in respect of the Loans, the ABL Loans or Indebtedness incurred pursuant to Section 7.2, in each case, with respect to this clause (iii), so long as any such agreement is not more restrictive than the Loan Documents, the ABL Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement in effect at the time any Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such prohibition or limitation applies only to such Restricted Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein, (d) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be,(e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder and (f) customary restrictions in the definitive documentation governing any of the Target or its Restricted Subsidiaries’ receivables or factoring facilities or wholesale financing consistent with the Target’s past practice prior to the Closing Date, so long as such restrictions relate only to the accounts receivable subject to such arrangement and/or to distributions from any special purpose vehicle conducting such arrangement.

7.14      Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for (i) any encumbrances or restrictions existing under (A) this Agreement, the other Loan Documents, the ABL Loan Documents, (B) any agreement governing Indebtedness incurred pursuant to Section 7.2 so long as such encumbrance or restriction is customary in agreements governing Indebtedness of such type and is no more restrictive than the Loan Documents or (C) any agreement governing Permitted Refinancing Indebtedness in respect of the Loans, any ABL Loans or any other Indebtedness incurred pursuant to Section 7.2, in each case so long as any such agreement is not more restrictive than the Loan Documents, the ABL Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (ii) any encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any encumbrance or restriction applicable to a Restricted Subsidiary (and, if applicable, its Subsidiaries) under any agreement of such Restricted Subsidiary in effect at the time such Person becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein, (iv) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be and (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder.

7.15      Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Group Members were engaged on the Closing Date (after giving effect to the Acquisition) or that are reasonably related, ancillary or complementary thereto.

7.16      Amendments to Acquisition Documents. Following the Closing Date, amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect.

7.17      Use of Proceeds. Request any Loan, and the Borrower shall not use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.18      Repayment. The Borrower shall not, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not, fund any repayment of any Loan or Letter of Credit with proceeds derived from a transaction prohibited by Anti-Corruption Law, Anti-Money Laundering Law or Sanctions or in any manner that would cause a Party to be in breach of any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions.

SECTION 8.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)      the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower or any other Loan Party shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)      any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)      any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.13 of the Security Agreement; or

(d)      any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)      any Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii)except in the case of the Continuing External Debt, default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(f)      (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, trustee, monitor, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g)      (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(h)      one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or covered by insurance to the extent as to which the insurer has not disputed coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)      any of the Security Documents or the Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (and, for the avoidance of doubt, as required by the Intercreditor Agreement), except (i) the release thereof as provided in Section 10.14 or (ii) as a result of the failure of the Administrative Agent (or its agent or bailee in accordance with the Intercreditor Agreement) to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement; or

(j)      the guarantee contained in Article II of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert, except the release thereof as provided in Section 10.14; or

(k)      the subordination provisions contained in any Subordinated Indebtedness with an aggregate principal amount in excess of $100,000,000 shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(l)      a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Parties of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. The Borrower further agrees, at the Administrative Agent’s request, to assemble, or cause the applicable Loan Party to assemble, the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Borrower’s or such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, the Borrower on behalf of itself and the other Loan Parties, waives all claims, damages and demands it or any other Loan Party may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

SECTION 9.  THE AGENTS

9.1      Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.      Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2      Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3      Exculpatory Provisions. No Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s (respectively) own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5      Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or

Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6      Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent, any arranger of the Term Facility or any amendment thereto or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, any arranger of the Term Facility or any amendment thereto or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7      Indemnification. The Lenders agree to severally indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8      Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9      Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10      Arranger, Syndication Agent and Documentation Agents. None of the Arrangers, the Syndication Agent or the Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

9.11      Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.12      Certain ERISA Matters.

(a)      Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)      such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)      the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, , the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)      such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)      In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Joint Leader Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(c)      The Administrative Agent and the Joint Leader Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.13      Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

9.14      Release from any Restrictions on Representing Several Persons and Self-Dealing. For the purpose of performing its rights and obligations as Administrative Agent, each Secured Party hereby authorizes, and each future Secured Party by becoming a party to this Agreement in accordance with its terms authorizes, the Administrative Agent to act as its agent (Stellvertreter), and, to the extent possible, releases the Administrative Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent has the power to grant sub-power of attorney, including the release from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch). A Secured Party which is barred from its constitutional documents or by-laws from granting such exemption shall inform the Administrative Agent thereof within reasonable time after becoming a Secured Party and, upon request of the Administrative Agent thereof within reasonable time after becoming a Secured Party and, upon request of the Administrative Agent, promptly enter such documents and make such declarations as may be required to effect any amendment or waiver permitted by this Section 9.14 or any other provision of this Agreement or any other Loan Document.

SECTION 10.  MISCELLANEOUS

10.1      Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders” without the written consent of each Lender, reduce any percentage specified in the definition of “Majority Facility Lenders” without the written consent of each Lender of the applicable Facility or change any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender (or each Lender of the applicable Facility, as applicable), (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee of the Obligations, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.17(a) or (b) without the written consent of each Lender in respect of each Facility adversely affected thereby; (vi) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; or (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and (iii) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) the Loan Documents may be amended in accordance with Sections 2.24, 2.25, 2.26 and 2.27.

10.2      Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or one Business Day after being deposited, prepaid, with an overnight courier, or, in the case of facsimile or e-mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:

Thor Industries, Inc.

601 East Beardsley Ave.

Elkhart, IN 46514-3305

Attention: Colleen Zuhl, Senior Vice President and Chief Financial Officer

Facsimile: +1 855-692-6498

E-mail: czuhl@thorindustries.com

with a copy to:	Thor Industries, Inc. 601 East Beardsley Ave. Elkhart, IN 46514-3305 Attn: Todd Woelfer, Senior Vice President, General Counsel and Secretary Facsimile: 866-549-4259 Email: twoelfer@thorindustries.com

and	Baker & McKenzie LLP 1900 N. Pearl Street, Suite 1500 Dallas, Texas 75201 Attention: Crews Lott Facsimile: +1 214-965-5989 E-mail: crews.lott@bakermckenzie.com

Administrative Agent:	JPMorgan Chase Bank, N.A. 10 South Dearborn Street Chicago, IL 60603 Attention: Briahna Amos Telephone: 312-954-1388 Facsimile: 844-490-5663 Email: jpm.agency.cri@jpmchase.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3      No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4      Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5      Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments and the preparation, execution and delivery of this Agreement and the other Loan Documents, and any amendment, supplement, modification or waiver with respect thereto, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Arrangers and, if necessary, one local counsel in each applicable jurisdiction and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower at least two Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all of their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders and including all costs and expenses incurred during any workout, restructuring or negotiations; provided that fees, disbursements and other charges of counsel set forth in this clause (b) shall be limited to fees, disbursements and other charges of (i) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (ii) if necessary, one local counsel required in any relevant local jurisdiction (which may include a single counsel acting in multiple jurisdictions) and applicable special regulatory counsel and (iii) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest or the availability of different claims or defenses (as reasonably determined by the affected party), of another firm of counsel for similarly affected parties and, if necessary, one firm of local counsel in any relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected parties and one firm of special regulatory counsel for such affected Lender, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Arrangers and each Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees, disbursements and other charges of legal counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole, and one firm of special regulatory counsel for all Indemnitees, taken as a whole (and, in the case of an actual or potential conflict of interest, where an Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitee and one firm of special regulatory counsel for such affected Indemnitee)) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons); provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons). No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6      Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)      (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)      the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)      the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii)      Assignments shall be subject to the following additional conditions:

(A)      except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)      (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)      the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)      The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)      Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)      Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee.

(vii)      Any assignment to a Disqualified Lender in violation of this Section 10.6 shall not be void, but the provisions of Section 10.6(g) shall apply.

(c)      Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e)      Any Lender may, so long as no Default or Event of Default has occurred and is continuing and no proceeds of ABL Loans are used, directly or indirectly, to fund the consideration for any such assignment, at any time assign all or a portion of its rights and obligations with respect to Term Loans under a Facility under this Agreement to the Borrower through (x) Dutch auctions open to all Lenders under such Facility on a pro rata basis in accordance with Section 2.25 or (y) notwithstanding any other provision in this Agreement, open market purchases on a non pro rata basis; provided that, in connection with assignments pursuant to clause (y) above, (A) at the time of any such assignment, the Borrower shall make a No Undisclosed Information Representation, (B) any Term Loans assigned to the Borrower shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by the Borrower upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA) and (C) the Borrower shall promptly provide notice to the Administrative Agent of such assignment of such Term Loans and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(f)      The Disqualified Lenders List (i) shall be made available to the Lenders by posting on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent. A Lender may provide the Disqualified Lenders List to any potential assignee or participant on a confidential basis in accordance with Section 10.15 hereof for the purpose of verifying whether such Person is a Disqualified Lender.

(g)      (i) If any assignment or participation is made to any Disqualified Lender in violation of this Section 10.6, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii)      Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.7      Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)      In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final, other than Excluded Accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8      Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

10.9      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10      Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents or any fee letters related thereto.

10.11      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12      Submission To Jurisdiction; Waivers. The Borrower and each Credit Party hereby irrevocably and unconditionally:

(a)      submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York located in the Borough of Manhattan (or in the event such courts lack subject matter jurisdiction, to the courts of the State of New York located in the Borough of Manhattan), and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)      consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)      agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or, as applicable, the Administrative Agent or any applicable Credit Party, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent or other applicable party shall have been notified pursuant thereto;

(d)      agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)      waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13      Acknowledgements. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14      Releases of Guarantees and Liens. (a) Upon any sale, transfer or other Disposition by any Loan Party (other than any such sale, transfer or other Disposition to another Loan Party) of any Collateral in a transaction permitted by this Agreement, upon the pledge by any Loan Party (other than any such pledge in favor of another Loan Party), or upon the effectiveness of any written consent to the release of the security interest in any Collateral created under any Security Document pursuant to Section 10.1, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this clause (a), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense and, if requested by the Administrative Agent, upon delivery of a certificate from such Loan Party confirming such termination or release is permitted under the Loan Documents, all documents that such Loan Party shall reasonably request to evidence such release.

(b)      At such time as the Loans and the other obligations (other than indemnification or reimbursement obligations under Section 2.18, 2.19(a), 2.19(d) or 2.20 for which the Borrower has not been notified and contingent indemnification obligations) under the Loan Documents shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this clause (b), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

(c)      Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral, Guarantee Obligations or the release of any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (a) or (b) above.

10.15      Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a breach of this Section 10.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent relevant to the proceedings, (j) to data service providers (including league table providers) that serve the lending industry to the extent such information is of the type customarily provided to such providers or (k) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

The Borrower represents and warrants that it and its Subsidiaries either (i) have no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (A) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.1(a) and (b), along with the Loan Documents, available to Public-Siders and (B) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower and its Subsidiaries have no outstanding publicly traded securities, including 144A securities. For the avoidance of doubt, the Projections shall not be posted to Public-Siders.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public-Siders. If any Borrower Materials are designated by the Loan Parties as “PRIVATE”, such Borrower Materials will not be made available to that portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws. The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or “CONFIDENTIAL” as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws.

10.16      WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17      USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.18      Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent (a) to enter into the Intercreditor Agreement on its behalf, perform the Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Lenders, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and (b) to enter into any other intercreditor agreement reasonably satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Lenders, and each Lender agrees to be bound by the terms of such intercreditor agreement. Each Lender acknowledges that the Intercreditor Agreement governs, among other things, Lien priorities and rights of the Lenders and the ABL Secured Parties (as defined in the Intercreditor Agreement) with respect to the Collateral, including the ABL Priority Collateral.

10.19      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THOR INDUSTRIES, INC.

By:	/s/ Colleen Zuhl
Name: Colleen Zuhl
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Lender

By:	/s/ Jared Zunga
Name: Jared Zunga
Title: Officer

[Signature Page to Term Loan Credit Agreement]